As filed with the Securities and Exchange Commission on October 31, 2013

Registration No. 333-178911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GelTech Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3530	56-2600575
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(561) 427-6144

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Cordani

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(561) 427-6144

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.

Brian S. Bernstein, Esq.

 Nason, Yeager, Gerson, White & Lioce, P.A.

1645 Palm Beach Lakes Boulevard, Suite 1200

West Palm Beach, Florida 33401

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 31, 2013

GELTECH SOLUTIONS, INC.

PROSPECTUS

2,448,980 Shares of Common Stock

This prospectus relates to the sale of up to 2,448,980 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC.  The shares of common stock being offered by the selling shareholder are outstanding or issuable pursuant to the Lincoln Park Purchase Agreement.  See “The Lincoln Park Transaction” for a description of the Purchase Agreement.  Also, please refer to “Selling Shareholder” beginning on page 49.  Such registration does not mean that Lincoln Park will actually offer or sell any of these shares.  We will not receive any proceeds from the sales of the above shares of our common stock by the selling shareholder; however we will receive proceeds under the Purchase Agreement if we sell shares to the selling shareholder.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “GLTC”.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $1.01 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933.  The selling shareholder is offering these shares of common stock.  The selling shareholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  The selling shareholder will receive all proceeds from the sale of the common stock.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2013

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholder is not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  GelTech Solutions, Inc., is referred to throughout this prospectus as “GelTech,” “we,” “our” or “us.”

Our Company

GelTech Solutions, Inc., or GelTech, markets the following products: (1) FireIce®, a water enhancing powder that can be utilized both as a fire suppressant in urban firefighting, including underground utility fires, and in wildland firefighting and as a medium-term fire retardant to protect wildlands, structures and firefighters; (2) Emergency Manhole FireIce Delivery System, or EMFIDS, an innovative system designed to deliver FireIce® into a manhole in the event of a fire; (3) FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires; (4) Soil2O® “Dust Control”, our new application which is used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues; and (5) Soil2O®, a product which reduces the use of water and is primarily marketed to golf courses, commercial landscapers and the agriculture market.  Our financial statements have been prepared on a going concern basis, and we need to generate sufficient material revenues to support the ongoing business of GelTech.

Corporate Information

We are a Delaware corporation.  Our principal executive offices are located at 1460 Park Lane South, Suite 1, Jupiter, Florida 33458.  Our phone number is (561) 427-6144 and our website can be found at www.geltechsolutions.com.  The information on our website is not incorporated into this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	35,075,583 shares

Common stock offered by the selling shareholder:	2,448,980 shares, of which 962,977 are currently outstanding and owned by the selling shareholder

Common stock outstanding immediately following the offering:	36,561,586 shares

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock.

Risk Factors:	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	“GLTC”

The number of shares of common stock to be outstanding prior to and after this offering excludes:

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a total of 9,872,840 shares of common stock issuable upon the exercise of outstanding stock options;

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a total of 2,583,112 shares of common stock issuable upon the exercise of warrants; and

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a total of 7,336,267 shares of common stock issuable upon the conversion of notes.

On September 1, 2010, GelTech and Lincoln Park Capital Fund, LLC, which we refer to as “Lincoln Park,” executed a Purchase Agreement and a registration rights agreement, which we refer to as the “Prior Agreements,” whereby GelTech had the right to sell, at its sole discretion, to Lincoln Park up to $5,000,000 of our common stock, over a 30-month period. On January 3, 2012, the Prior Agreements were terminated by mutual agreement.  Under the Prior Agreements, we sold Lincoln Park 2,348,063 shares of common stock and received $3,358,866.

As of January 4, 2012, we executed a new purchase agreement, which we refer to as the “Purchase Agreement”, and a new registration rights agreement, which we refer to as the “Registration Rights Agreement”, with Lincoln Park.  Under the Purchase Agreement, Lincoln Park is obligated to purchase from us up to $5.0 million of our common stock, from time to time through July 4, 2014.  Upon filing the registration statement which contains this prospectus, we received $100,000 from Lincoln Park as an initial purchase in exchange for 166,667 shares of our common stock and issued 150,000 shares as commitment shares for entering into the agreement.

Pursuant to the Registration Rights Agreement, we were required to file a registration statement that includes this prospectus with the Securities and Exchange Commission, which we refer to as the “SEC”, covering the shares that have been issued or may be issued to Lincoln Park under the Purchase Agreement.  On March 26, 2012, a registration statement was declared effective and we have sold 2,590,462 shares to Lincoln Park in exchange for $1,990,003, and issued 173,565 shares as additional commitment shares.  Through July 4, 2014, we have the right, but not the obligation, to direct Lincoln Park to purchase up to an additional approximately $3.0 million of our common stock in amounts up to $30,000 as often as every two business days under certain conditions. If we elect to sell such amounts of our stock to Lincoln Park, Lincoln Park is obligated to purchase such amounts.  However, Lincoln Park does not have the right to acquire any shares of stock under the Purchase Agreement and cannot cause us to sell stock to them.  We can also accelerate the amount of our common stock to be purchased under certain circumstances.  No sales of shares may occur at a purchase price below $0.35 per share.  The price of our stock as of October 29, 2013 was $1.03. The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.

We issued 150,000 shares of our stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement and we are obligated to issue up to an additional 450,000 shares pro rata as Lincoln Park purchases up to $4,900,000 of our common stock as directed by us. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our stock then we would issue 4,592 shares of the pro rata commitment fee which is the product of $50,000 (the amount we have elected to sell) divided by $4,900,000 (the total amount remaining we can sell Lincoln Park under the Purchase Agreement multiplied by 450,000 (the total number of pro rata commitment shares).  The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.  As of October 30, 2013, we issued 173,565 pro-rata commitment shares to Lincoln Park.  Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Under each of the Purchase Agreement and the Registration Rights Agreement, we are required to register: (1) 316,667 shares which has been issued as an initial purchase and an initial commitment fee, (2) an additional 450,000 shares which we are required to issue pro rata in the future as a commitment fee if and when we sell shares to Lincoln Park under the Purchase Agreement, and (3) 3,633,333 shares which we may sell from time to time in accordance with the Agreement to Lincoln Park.  Although the Purchase Agreement provides that we may sell up to $5,000,000 of our common stock to Lincoln Park, we only registered 3,633,333 shares to be purchased thereunder. By this Prospectus, we are offering 2,448,980 shares; the remaining shares have been sold to Lincoln Park. The amount being offered for sale by this Prospectus represents: (i) 600,000 commitment shares (of which 323,565 have already been issued), (ii) 1,209,568 shares which have not been sold to Lincoln Park, which may or may not cover all such shares purchased by Lincoln Park under the Purchase Agreement, depending on the purchase price per share and (iii) 639,412 shares sold to Lincoln Park which Lincoln Park still owns.

As of October 30, 2013, there were 35,075,583 shares outstanding (approximately 20.8 million shares held by non-affiliates), including 2,913,997 shares already sold to Lincoln Park under the Purchase Agreement and 2,348,063 shares sold under the Prior Agreements.  If all of the 2,448,980 shares offered by Lincoln hereby (of which only 962,977 are currently outstanding) were issued and outstanding as of the date hereof, such shares would represent approximately 6.7% of the total common stock outstanding or 11.0% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement. Lincoln Park does not have the right to cause us to sell any shares of stock under the Purchase Agreement.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	June 30,
	2013	2012

Sales	$526,010	$419,577

Gross profit	$345,583	$234,158

Net loss	$(5,221,747)	$(7,130,059)

Net loss per common share – basic and diluted	$(0.18)	$(0.31)

Weighted average common shares outstanding (basic and diluted)	29,479,048	23,036,823

Balance Sheet Data

June 30, 2013

Cash and cash equivalents	$90,275

Working capital (deficit)	$(556,140)

Total assets	$968,081

Total current liabilities	$1,339,151

Accumulated deficit	$(28,021,633)

Total shareholders’ deficit	$(2,270,386)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors before deciding whether to invest in GelTech. If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline.

Risk Factors Relating to Our Company

Our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

We incurred net losses of approximately $5.2 million in fiscal 2013 and $7.1 million in fiscal 2012. We anticipate these losses will continue for the foreseeable future. We currently have a working capital deficiency and have not reached a profitable level of operations, all of which raise substantial doubt about our ability to continue as a going concern. Our continued existence is dependent upon our achieving sufficient sales levels of our products including FireIce®, EMFIDS, and Soil2O® “Dust Control” and obtaining adequate financing.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and volume of trading and the extent to which we are able to secure working capital from other sources, such as through the sale of our products. If obtaining sufficient funding from Lincoln Park does not occur, Lincoln Park suffers liquidity issues and is unable to comply with its obligations under the Purchase Agreement, the funding is prohibitively dilutive or if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

If we do not raise additional debt or equity capital, we may not be able to remain operational.

We have negative working capital and owe approximately $2.0 million in long-term convertible debt held by our principal shareholder, which is due in December 2016. Because we are not currently generating positive cash flow, we need to sell debt or equity securities whether from Lincoln Park or any other party. If our stock price is below the $0.35 minimum price, we will be unable to sell shares to Lincoln Park to help support our operations.

Because of the lingering effects of the recession, the lack of available credit for small-cap companies, difficulties for small-cap companies in raising money and our stock price and trading volume, we may be hampered in our ability to raise the necessary working capital. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we do not raise the necessary working capital and/or increase revenue, we will not be able to remain operational.

Because we have not generated material sales of FireIce® since it was launched over four years ago, there can be no assurances it will be accepted by potential customers.

We launched FireIce® in fiscal 2009 and have not yet achieved a consistent sustainable revenue stream. However, we expect to recognize $425,000 of revenue from the sale of EMFIDS to Con Ed in the quarter ending September 30, 2013. There are multiple factors, which may prevent us from successfully commercializing FireIce®, our fire suppression gel:

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We need to convince potential customers, including federal and state governments, that FireIce® is superior to and less costly than competitive products.

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We may need additional capital in order to demonstrate to governments that we can rapidly fulfill orders.

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In seeking to sell FireIce®, we face substantial competition and must deal with the natural reluctance of people to change.

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Internationally, we are required to comply with local laws which may require certification of FireIce®, a local partner, local licenses and other matters which are barriers to our selling FireIce®.

Because we have yet to generate material revenue on which to evaluate our potential for future success and to determine if we will be able to execute our business plan, it is difficult to evaluate our future prospects and the risk of success or failure of our business.

While we have conducted development and sales and marketing activities, we have not generated material revenue to date. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company. These risks include:

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our ability to effectively and efficiently market and distribute our products,

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our ability to obtain market acceptance of our current products and future products that may be developed by us, and

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our ability to sell our products at competitive prices which exceed our per unit costs.

We may not be able to address these risks and difficulties, which could materially and adversely affect our revenue, operating results and our ability to continue to operate our business.

Although we are encouraged by the potential of EMFIDS and its role as a tool for municipal utility companies to combat manhole fires, we cannot assure you that we will successfully commercialize it or, if we do, it will generate sufficient revenues and gross profit to support our operations.

Our senior management, including our Chief Technology Officer, has worked over a long period of time with management at Con Ed in New York City.  Through extensive testing, Con Ed partially funded a research project which led to the development of the EMFIDS.  After completion of the research and testing of the EMFIDS, Con Ed placed a $425,000 order, which we will recognize as revenue in the quarter ending September 30, 2013.  While this order is substantial, it is not enough to sustain our operations and we are dependent upon receipt of re-orders from Con Ed and new orders from other utility companies.  We cannot assure you we will generate sufficient revenue and gross profits from the sale of EMFIDS and FireIce® to utility companies.

Because we have not yet generated material revenue to date, it may never result in the generation of material revenue or profitability.

Since our incorporation in 2006, our goal has been to generate revenue from the sale and development of our products including FireIce® and Soil₂O®. Our marketing of these products is subject to a number of risks, including:

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In seeking to sell FireIce® to government agencies, we will encounter typical risks such as a reluctance to change, the impact of the recession on local government budgets and competition.

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We have not proven that we have the ability to market and sell our products.

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Although we have a pending U.S. patent application for the sprayable form of Soil₂O®, we have no patent protection for the granular form and there are many products on the market which are advertised as performing similar functions to Soil2O® granular;

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If the pending patent application is not granted for the sprayable form of Soil2O®, we will face direct competition, which can erode any market share we may achieve and create pricing pressure; and

We cannot assure you that our marketing efforts will result in material sales or that if it does result in material sales, that such sales will necessarily translate into profitability.

Our growth strategy reflected in our business plan may not be achievable or may not result in profitability.

We may not be able to implement our growth strategy reflected in our business plan rapidly enough for us to achieve profitability. Our growth strategy is dependent on a number of factors, including market acceptance of our fire suppression gel and our moisture preservation product. We cannot assure you that our potential markets will purchase our products or that those parties will purchase our products at the cost and on the terms assumed in our business plan.

Among other things, implementation of our growth strategy would be adversely affected if:

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we are not able to attract sufficient customers to the products we offer in light of the price and other terms required in order for us to attain the level of profitability that will enable us to continue to pursue our growth strategy;

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adequate penetration of new markets at reasonable cost becomes impossible limiting the future demand for our products below the level assumed by our business plan;

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we were forced to significantly adapt our business plan to meet changes in our markets; and

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for any reason, we are not able to attract, hire, retain and motivate qualified personnel.

If we cannot manage our growth effectively, we may not become profitable.

Businesses, which grow rapidly often, have difficulty managing their growth. If we grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Among other things, implementation of our growth strategy would be adversely affected if we were not able to attract sufficient customers to the products we offer or plan to offer in light of the price and other terms required in order for us to attain the necessary profitability.

We may not be able to maintain and expand our business if we are not able to retain, hire and integrate key management and operating personnel.

Our success depends in large part on the continued services and efforts of key management personnel. Competition for such employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our business strategies may be lengthy. The loss of key personnel could have a material adverse impact on our ability to execute our business objectives. We do not have any life insurance on the lives of any of our executive officers.

We could face potential difficulties in locating sufficient manufacturing sources if our products gain widespread commercial acceptance.

We have used third parties to manufacture our products on a limited basis. If we are unable to produce our products in sufficient quantities at an acceptable cost, we may lose customers and our business could be harmed. Our ability to expand production could also be hindered by the availability of materials used to manufacture our products or the availability of qualified personnel. These difficulties could result in reduced quality of our products or reduced sales, which could damage our industry reputation and hurt our profitability.

Although we began marketing of Soil2O® in 2007, we have not achieved material sales.

Although we began marketing and selling Soil2O® as a product providing a solution to golf courses facing drought conditions in 2007, we have not generated material sales. Initially, we entered into an exclusive distribution agreement with a third party for the States of Florida and Arizona. We have terminated the exclusive nature of that agreement because of limited sales. We may not be able to sell Soil2O® in volumes and at prices, which will be profitable to us. We have to expand our sales and distribution efforts to other states. Additionally, we must recruit distributors for agricultural usage of Soil2O®. If we cannot expand our sales and distribution network, our future sales of Soil2O® will be limited since our sales efforts have been aimed primarily at the agriculture industry in the Southeastern U.S.

If we are unable to resolve the trademark dispute with our former Chinese distributor, we will not receive the revenue we anticipated from sales of FireIce in China.

In July 2012, we entered into an Exclusive Distribution Agreement with Xinfang Group, or the Distributor. Pursuant to the agreement, GelTech granted the Distributor the exclusive right to market, promote and sell FireIce in the People’s Republic of China, Hong Kong, Macau and Taiwan. In order for the Distributor to maintain their exclusivity and pricing under the agreement, the Distributor was required to purchase a minimum of $87.9 million over the 10 year term of the agreement, including $6.0 million in the first year, $7.2 million in the second year and 5% increases thereafter.  However, shipments under this Agreement have been delayed indefinitely pending resolution of the trademark registration of FireIce by our prior distributor in China. We have been advised by our Chinese counsel that any sales of FireIce by GelTech or the Distributor in China would be deemed an infringement on the prior distributor’s trademark and therefore no shipments under our Agreement will begin until this is resolved or we register an alternative trademark and receive approval to sell in China using that trademark.  GelTech has filed an administrative proceeding in China seeking to cancel the third party’s registration of FireIce, and the resolution of this proceeding may not be resolved until as late as October 2014. Even if the FireIce registration is cancelled we have been advised that it could take as many as 18 months for GelTech to re-register the FireIce trademark.  In December 2012, we filed a trademark application for FireGel in China.  If the application is accepted, GelTech would be allowed to sell FireIce under the FireGel name within 12 - 18 months after acceptance.  Even if the trademark issue is resolved, we cannot assure you that the Distributor will purchase the required minimums in order to maintain their exclusivity or purchase any FireIce.  We have been advised that the first distributor has been selling an inferior product under the FireIce® trademark.  This conduct has the potential to ultimately adversely hamper our ability to sell our FireIce® product in China.  If we are unable to generate revenue from China, our future financial results will be adversely affected.

If we lose a substantial sum in our pending lawsuit, the judgment creditor will be in a position to seize our assets and cause us to cease operations.

In June 2012, a jury awarded Mr. David Hopkins, a former employee, a total of $1,246,000 for invasion of privacy, trespassing, fraudulent misrepresentation, civil theft and breach of a consulting agreement.  GelTech’s insurance company has paid Mr. Hopkins $200,000 covering the invasion of privacy and fraudulent misrepresentation claims.  Subsequently, GelTech filed post-trial motions.  In 2013, the court ruled on GelTech’s post-trial motions and ordered a new trial on damages.  In the event that Mr. Hopkins is awarded a substantial award in the new trial, GelTech may not have the money to secure an appeal bond.  In the event that we are unable to post bond, or if an appeal is unsuccessful, we will be required to pay the amount of the judgment plus statutory interest. If we fail to do so, the plaintiff, as a judgment creditor, can take action to seize our assets and we may not be able to remain in business.

If the Forest Service does not modify its unwritten policy of prohibiting the use of water enhancers in large tanker planes, it will hinder our ability to generate revenue from extinguishing wildfires.

The Forest Service has established a “policy” which does not permit “water enhancers” (which includes FireIce) to be dropped from the very large tanker planes, or VLATs. With no success to date, GelTech has sought to urge the Forest Service to permit the usage of FireIce® in VLATs. If GelTech is unable to sell FireIce® for use in VLATs, it will have an adverse impact on our future results of operations.

Because we do not have a patent on Soil2O® or its uses, if our competitors are able to reverse engineer our product, our ability to compete effectively may be harmed.

Currently, there are numerous companies that advertise moisture preservation products that appear similar to Soil2O®. Because we lack any patent protection on Soil2O® itself and have only a patent pending for the sprayable form, there is a substantial risk that one of these competitors could determine how to make the granular form of Soil2O® and market it under their own brand name; thereby adversely affecting our ability to compete successfully.

A change in environmental regulations may adversely affect the use of FireIce® and Soil2O® and may hinder our ability to generate revenue from this line of business.

While we believe that FireIce® and Soil2O® (including Soil2O® “Dust Control”) are environmentally friendly, we may become subject to changing environmental regulations that could adversely affect the use of it. If we do become subject to environmental regulations, the use of FireIce® and Soil2O® may be limited as compared to other technologies which may be less expensive or more efficient.

FireIce® and Soil2O® face substantial competition in the fire suppression and moisture preservation markets, respectively, and there is no guarantee potential customers will select our products over those of our competitors.

We face multiple competitors in the fire suppression, fire retardation and moisture preservation markets. In the fire suppression and retardation fields, we face substantial competition including with one company that is the principal vendor to the Forest Service. In the moisture preservation areas, we face competition from numerous independently owned businesses that have competing and in some case very similar products. In addition, companies may be developing or may, in the future, engage in the development of products and/or technologies competitive with our products. We expect that technological developments will occur and that competition is likely to intensify as new technologies are employed.

Many of our competitors are capable of developing or have developed and are capable of continuing to develop products based on similar or other technology, which are or may be competitive with our products and technologies. We believe several of our competitors in the fire-fighting business have substantially greater financial and other resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do. Because our competitors in the moisture preservation markets are private companies, we are unable to determine the amount of financial and other resources they have available. However, some of these companies appear to have had much greater marketing experience than we have. Potential customers may prefer the pricing terms or service offered by competitors. Furthermore, competitors may have an advantage as a result of having existing business relationships with potential customers.

Because we are seeking to enter into contracts with federal and state governments, we will be subject to a number of risks, which could adversely affect our business.

We are seeking to sell our products, including FireIce®, to federal and state governments. In selling to the government, we will be subject to a number of significant risks including:

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Increasing state, local and federal budget deficits which can delay and impede our receipt of orders;

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We may not be successful in selling our products to the government, although we will incur material costs as part of our sales efforts;

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Government contracts often contain unfavorable termination provisions; and

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We may be subject to audit and modification of agreements by the government in its sole discretion, which subjects us to additional risks.

The government can unilaterally:

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suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

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terminate our existing contracts;

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reduce the scope and value of our existing contracts;

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audit and object to our contract-related costs and fees; and

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change certain terms and conditions in our contracts.

Further, as part of any audit or review, the government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the government or any of its agencies. We could also suffer serious harm to our reputation if allegations of impropriety were made against us.

Even if we are able to successfully enter into contracts to supply federal and state governments with our products, there can be no assurances these contracts will result in substantial revenues or be renewed.

The process of obtaining government contracts is lengthy and uncertain, and we must compete for each contract. Similar to large corporations, government employees resist change and taking risks. This can make it more difficult to obtain government contracts. Moreover, the award of one government contract does not necessarily secure the award of future contracts. Governments are subject to budgetary restrictions, which may limit their ability to buy our products. These budgetary restrictions have been magnified by the current recession, which has resulted in material decreases in tax receipts. Even if we are able to enter into a contract with a government, there is no guarantee it will result in substantial revenues or the contract(s) will be renewed.

If we face intellectual property litigation filed by third parties, we will be subject to a number of possible adverse consequences including being required to finance very expensive litigation.

Third parties may assert patent and other intellectual property infringement litigation against us claiming our products infringe on its patents or otherwise violates its intellectual property rights. Any lawsuit, whether or not successful, could:

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divert management’s attention;

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result in prohibitive costs; or

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require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. In addition, agreements with third parties may require us to indemnify them for intellectual property infringement claims, which would increase the cost to us resulting from an adverse ruling on any such claim. Even if we have not infringed any intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Our intellectual property including our patents is our key asset. We currently expect to commercialize three U.S. patents and eight patents pending.  We regard the protection of our intellectual property as critical to our success. In addition to pursuing patents, we have taken steps to protect our intellectual property by entering into confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not be enforceable or may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of an unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our intellectual property rights, and failure to obtain or maintain protection of our intellectual property rights could adversely affect our business and financial results.

Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock trades on the OTC Bulletin Board, or the Bulletin Board, which is not a liquid market. With some limited exceptions, there has not been an active public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained in the future. If an active market for our common stock does not develop or is not sustained, the price may decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority, a growing number of broker-dealers decline to permit investors to re-sell shares of penny stocks like GelTech. This may have had and may continue to have a depressive effect upon the common stock price.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

●

sales by Lincoln Park,

●

short selling or manipulative conduct by market makers and others,

●

our failure to generate recurring sustainable revenue,

●

our failure to achieve and maintain profitability,

●

the sale of a large amount of common stock by our shareholders including those who invested prior to commencement of trading,

●

actual or anticipated variations in our quarterly results of operations,

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announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments,

●

disclosure of any adverse results in litigation,

●

the loss of major customers or product or component suppliers,

●

the loss of significant business relationships,

●

our failure to meet financial analysts’ performance expectations,

●

changes in earnings estimates and recommendations by financial analysts, or

●

changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because the majority of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of the date of this prospectus, we had outstanding approximately 35.1 million shares of common stock, of which our directors and executive officers own approximately 14.2 million shares, which are subject to the limitations of Rule 144 under the Securities Act of 1933, which we refer to as the “Act”.  Substantially all of the remaining outstanding shares are freely tradable.

In general, Rule 144 provides that any non-affiliate of GelTech, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that GelTech stays current in its SEC filings. After one year, a non-affiliate may sell without any restrictions.

An affiliate of GelTech may sell after six months with the following restrictions: (i) GelTech is current in its filings, (ii) certain manner of sale provisions, (iii) filing of Form 144, and (iv) volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

The sale of our common stock to Lincoln Park may cause dilution and the sale of the shares by Lincoln Park could cause the price of our common stock to decline.

The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement. The purchase price for the common stock to be sold to Lincoln Park pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. Depending upon market liquidity at the time, a sale of shares by Lincoln Park at any given time could cause the trading price of our common stock to decline. After it has acquired such shares, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park.

An investment in GelTech may be diluted in the future as a result of the issuance of additional securities or the exercise of options or warrants.

In order to raise additional capital to fund our strategic plan, we may issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to any person who purchases our common stock. Because we have a negative net tangible book value, purchasers will suffer substantial dilution. We cannot assure you that we will be successful in raising funds from the sale of common stock or other equity securities.

In the future, we may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more series of preferred stock that have more than one vote per share. This could permit our board of directors to issue preferred stock to investors who support us and our management and permit our management to retain control of our business. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock.

If our common stock becomes subject to a “chill” or a “freeze” imposed by the Depository Trust Company, or DTC, your ability to sell your shares may be limited.

The DTC acts as a depository or nominee for street name shares or stock that investors deposit with their brokers. Although through DTC our common stock is eligible for electronic settlement rather than delivery of paper certificates, DTC in the last several years has imposed a chill or freeze on the deposit, withdrawal and transfer of common stock of issuers whose common stock trades on the Bulletin Board. Depending on the type of restriction, it can prevent shareholders from buying or selling our shares and prevent us from raising money. A chill or freeze may remain imposed on a security for a few days or an extended period of time (in at least one instance a number of years). While we have no reason to believe a chill or freeze will be imposed against our common stock, if it were your ability to sell your shares would be limited.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations. As a result, you will not receive any dividends on your investment for an indefinite period of time.

Because sales made to Lincoln Park in December 2012 may have been made in violation of the Securities Act, if Lincoln Park sues us prior to December 27, 2013 to recover their purchase price of $90,000 we may be required to rescind the sale(s) and return the proceeds with interest.

Under the Purchase Agreement, we have the right to sell common stock to Lincoln Park from time to time provided that the registration statement which contains this prospectus is declared effective and is current at the time of sale. In December 2012, GelTech sold shares under the Purchase Agreement and received $90,000 of proceeds ($0.36 per share). At that time, the prospectus was not current because it included financial statements that were older than 16 months. As a result, GelTech may have violated Section 5 of the Securities Act. Consequently, Lincoln Park may have the right to recover the amount paid by them for the shares sold in December with interest. Under federal law, this right will expire one year from the dates of purchase. If Lincoln Park sues us prior to the one year anniversary of the sale, we may be liable.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding our liquidity, anticipated capital expenditures, the substantial markets for our products and expected increase in sales of our products internationally.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park.  We will not receive any proceeds upon the sale of shares by Lincoln Park, the selling shareholder. However, we may receive proceeds up to an additional $3 million under the Purchase Agreement with Lincoln Park, in addition to the $2 million we have already received under the Purchase Agreement.  The proceeds from the Purchase Agreement will be used for working capital and general corporate purposes.  This anticipated use of net proceeds from the sale of our common stock to Lincoln Park under the Purchase Agreement represents our intentions based upon our current plans and business conditions. GelTech chose the funding amount offered by Lincoln Park Capital and agreed to that amount based upon our estimate of the operations support and working capital funding that may be necessary to sustain GelTech’s operations over the remaining term of the Purchase Agreement.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus:

As of June 30, 2013
Shareholders’ equity (deficit):
Common stock, $0.001 par value	$33,084
Additional paid-in capital	25,718,163
Accumulated deficit	(28,021,633)
Total shareholders’ deficit	$(2,270,386)

MARKET FOR COMMON STOCK

Our common stock is quoted on the Bulletin Board under the symbol “GLTC”.  Our common stock last traded at $1.03 on October 29, 2013. The following table provides the high and low bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by the Bulletin Board.  The quotation reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Fiscal Year	High	Low
2014
September 30, 2013	$1.70	$0.77
2013
June 30, 2013	$1.20	$0.855
March 31, 2013	$1.75	$0.31
December 31, 2012	$0.64	$0.21
September 30, 2012	$0.99	$0.55
2012
June 30, 2012	$1.20	$0.65
March 31, 2012	$1.34	$0.40
December 31, 2011	$0.85	$0.55

There are approximately 240 holders of record of our common stock.  We believe that additional beneficial owners of our common stock hold shares in street name.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future.  Our Board of Directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Dividends, under the Delaware General Corporation Law, may only be paid from our net profits or surplus. To date, we have not had a fiscal year with net profits and do not have surplus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Certain statements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties. Words such as may, will, should, would, anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting forward-looking statements.

Overview

GelTech Solutions, Inc., or GelTech, markets the following products: (1) FireIce®, a water enhancing powder that can be utilized both as a fire suppressant in urban firefighting, including underground utility fires, and in wildland firefighting and as a medium-term fire retardant to protect wildlands, structures and firefighters; (2) Emergency Manhole FireIce Delivery System, or EMFIDS, an innovative system designed to deliver FireIce® into a manhole in the event of a fire; (3) FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires; (4) Soil2O® “Dust Control”, our new application which is used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues; and (5) Soil2O®, a product which reduces the use of water and is primarily marketed to golf courses, commercial landscapers and the agriculture market.  Our financial statements have been prepared on a going concern basis, and we need to generate sufficient material revenues to support the ongoing business of GelTech.

Critical Accounting Estimates

In response to the SEC’s financial reporting release, FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, the Company has selected its most subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the Company’s financial condition. The accounting estimates are discussed below. This estimate involves certain assumptions that if incorrect could create a material adverse impact on the Company’s results of operations and financial condition.

Revenue Recognition

Under ASC 605-15-25 we recognize sales of our products when each of the following has occurred:

-	The price of the product sold is fixed or determinable and evidence of an agreement is present

-	The title and risk of loss of the product has passed to the buyer and the sale is not contingent upon the buyer being able to resell the product.

-	We have a reasonable expectation that the buyer has the intent and the ability to pay for the product ordered.

-	We have no future obligation to the seller related to the product sold.

Stock-Based Compensation

We have granted stock options to our officers and directors at exercise prices equal to or greater than the fair value of the shares at the date of grant.

Under ASC 718-10 we recognize an expense for the fair value of our outstanding stock options as they vest, whether held by employees or others.

We estimate the fair value of each stock option and warrant at the grant date using the Black-Scholes option pricing model based upon certain assumptions which are contained in Note 1 to the Consolidated Financial Statements contained herein. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of such stock options.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. These estimates which are discussed below involve certain assumptions that if incorrect could create a material adverse impact on GelTech’s results of operations and financial condition.

We use the trading price of our common stock, or alternatively, the price of recent private placement sales of our common stock in making our estimates.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein.

For the Fiscal Year Ended June 30, 2013 Compared to the Fiscal Year Ended June 30, 2012.

Revenue

For the fiscal year ended June 30, 2013, or Fiscal 2013, we had revenue of $526,010 as compared to revenue of $419,577 for the fiscal year ended June 30, 2012, or Fiscal 2012. Revenue during Fiscal 2013 consisted of sales of FireIce® and Soil2O® amounting to $204,185 and $228,824, respectively. In addition, the Company recognized revenue of $93,000 for paid for research and development in Fiscal 2013.  Revenue in Fiscal 2012 consisted of sales of FireIce® and Soil2O® amounting to approximately $209,441 and $210,136, respectively. We anticipate that our revenues from both FireIce® and Soil2O® will increase in fiscal 2014 due to continued sales of FireIce® and the EMFIDS system to the utility industry and due to increased sales of Soil2O® Dust Control to the mining industry.

Cost of Goods Sold

For Fiscal Year 2013, our costs of goods sold were $180,427 as compared to $185,419 for Fiscal 2012. The change is consistent with the respective revenue from product sales. We expect that our cost of sales will follow the same trend as our revenues in fiscal 2014.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $$6,103,435 for Fiscal 2013 as compared to $5,035,418 for Fiscal 2012. This increase is reflective of increases in the following major expense categories:

Salaries and employee benefits – Salaries and employee benefits increased $584,206 as a result of the hiring in October 2012 of an Executive Chairman at an annual salary of $200,000, the recognition of the expense associated with the Termination and Release Agreement with the former President of $168,920 and from the additional contract staffing for the Company’s operations facility in Brooklyn, New York to support our manhole fire pilot program for Consolidated Edison in New York of approximately $210,000.  It is anticipated that these costs will increase in fiscal 2014 as we add sales and support personnel to increase awareness of FireIce and EMFIDS in the utility industry and the wildland firefighting industry and to increase awareness of Soil2O® dust control.

Professional fees - Professional fees increased $355,448 related to an increase in legal expenses of $337,000 related to lawsuits by a former employee and a former distributor, an increase in patent attorney fees of $61,000 related to the new patent filings for EMFIDs and related to trademark infringement issues in China. These increases were partially offset by a decrease in accounting consulting fees of $20,000 related to the hiring of a fulltime CFO in September 2011.

Travel expense - Travel expense increased $44,584 related to an increase in travel to/from New York to support the manhole fire pilot program and research and development with Con Ed.

Non-cash compensation – Non-cash compensation expense related to director, executive and employee stock options increased $126,015 in Fiscal 2013 related additional option, SARs and RSU grants to employees and directors. We would anticipate that these expenses would be lower in future years as a result of the forfeiture of outstanding options and SARs upon the resignation by the Company’s former President and the clawback of options and RSUs upon the termination of the Company’s former Executive Chairman.

These expense increases were partially offset by a decrease in the following expense category:

Investor relations - Investor relation costs decreased $81,099 resulting from a reduction in the number of investor presentations in Fiscal 2013. It is anticipated that these costs will continue at the Fiscal 2013 levels in fiscal 2014.

Research and Development Costs

Research and development costs for Fiscal 2013 were $179,158¸ as compared to $83,707 during the Fiscal 2012. The increase in the Fiscal 2013 amount related to research into the EMFIDS system and other FireIce® applications in the utility industry.  The Company received $93,000 for paid for research in Fiscal 2013 to offset these costs.  We expect that these costs will continue at a relatively even level as we continue to explore new products and new applications of our existing products.

Other Income (Expense)

Net other income for Fiscal 2013 was $715,263 as compared to net other expense of $2,245,092 for Fiscal 2012. In Fiscal 2013, net other income was primarily impacted by a reduction of the accrual for losses from litigation related to a lawsuit by a former employee. The reduction was recorded to reflect insurance payments made to the plaintiff in settlement of the invasion of privacy and fraudulent misrepresentation awards. In February 2013, the Company received a favorable ruling from the trial judge vacating the civil theft award of $600,000 and reducing the breach of consulting agreement award from $841,000 to $500,000. As a result, the Company has recognized other income of $1,141,000 for Fiscal 2013.  This other income was partially offset by interest expense of $473,605, a loss on extinguishment of debt of $21,311, other expense of $19,114 related to losses on sales of two vehicles and a loss on settlement of a lawsuit with a former distributor and the cost of repricing warrants in order to induce their exercise of $70,491. Net other expense in Fiscal 2012 consisted of losses on settlements of $1,500 in cash and $300,000 in restricted common stock, related to the satisfaction of debts of the Company’s predecessor company, a non-cash expense of $17,753 representing the cost of reducing the exercise price of warrants in order to induce their exercise, interest expense related to the company’s convertible notes of $280,000, of which $2,800 represented cash payments with the remainder consisting of accrued interest and note discount amortization, and an accrual of $1,646,000 in connection with the jury verdict related to the lawsuit brought by a former consultant.

Net Loss

For Fiscal 2013 our net loss was $5,221,747 as compared to $7,130,059 for the fiscal year ended June 30, 2012. The decrease in the net loss was the result of the higher gross profit and other income which was partially offset by higher total operating expenses as described above. Net loss per common share was $0.18 for Fiscal 2013 as compared to a net loss per common share of $0.31 for Fiscal 2012. The weighted average number of shares outstanding was 29,492,235 and 23,036,823 for the fiscal years ended June 30, 2013 and 2012, respectively.

Liquidity and Capital Resources

A summary of our cash flows is as follows:

	Fiscal Year Ended June 30,
	2013	2012

Net cash used in operating activities	$(4,195,655)	$(3,634,531)
Net cash used in investing activities	(28,496)	(30,258)
Net cash provided by financing activities	4,230,232	1,792,007
Net increase (decrease) in cash and cash equivalents	$6,081	$(1,872,782)

Net Cash Used in Operating Activities

For Fiscal 2013, we used net cash of $4,195,655 in operating activities as compared to $3,634,531 for Fiscal 2012. The increase in cash used from operations was primarily the result of the difference between the prior year accrual for losses from litigation resulting in an increase in accrued liabilities of $1,625,067 as compared to the current year reversal of those accruals due to a $200,000 payment by the insurance company and the reversal of $941,000 of the accrual as result of rulings by the court.  Other major factors that impacted the cash used in operations were the amortization of discounts on convertible notes of $385,650, and the remaining balance of $102,056 of the accrual related to the Termination and Release Agreement with our former President.

Cash used from operations in Fiscal 2012 was primarily the result of a decrease in stock options issued for non-employee services of $322,850, a decrease in common stock issued for services of $168,500, the absence in Fiscal 2012 of a loss on extinguishment of debt of $267,390 and the $62,414 cost of warrants issued to induce the exercise of "out of the money" warrants which were partially offset by the increase in the net loss of $903,000, for the reasons identified above, an increase in stock option compensation expense of $450,000, a common stock issued as settlement of $300,000, amortization of the note discounts related to the beneficial conversion features of convertible notes of $193,044 and a $1,406,339 improvement in non-debt working capital balances.

Net Cash Used in Investing Activities

In Fiscal 2013, cash used in investing activities amounted to $28,496 resulting from the purchase of a new support vehicle for our Brooklyn, New York facility plus minimal purchases of computer equipment, net of the proceeds from the sale of a support vehicle maintained at our California facility.  Cash flows used in investing activities for Fiscal 2012 amounted to $30,258 which consisted of the purchase of ancillary vehicle equipment and general office equipment.

Net Cash Provided By Financing Activities

Cash flows from financing activities for Fiscal 2013 were $4,230,232 as compared to $1,792,007 for Fiscal 2012. During Fiscal 2013, GelTech received $810,003 from the sale of stock to Lincoln Park Capital Fund, LLC, or Lincoln Park, $1,658,000 from the sale of common stock to accredited investors in private placement transactions, $300,000 from the sale of common stock and warrants to accredited investors in private placement transactions, $910,000 from the exercise of warrants for cash and $6,534 from the exercise of options for cash, $175,000 from convertible notes with third parties and $500,000 from convertible notes with related parties. These receipts were used for working capital, capital expenditures for equipment and vehicles to repay related party advances of $84,800 and to repay $30,745 of insurance financing.

During Fiscal 2012, we received $571,700 from the sale of common stock in private placements, received $610,000 from sales stock in connection with our Stock Purchase Agreement with Lincoln Park, received $75,835 and $65,000 from the exercise of options and warrants, respectively, received $105,000 from convertible notes with third parties, $325,000 from convertible notes with related parties and received $89,380 from notes payable with related parties. These fundings were used to make payments on related party notes of $5,000 and to make payments on insurance premium finance contracts of $44,908.

Historical Financings

Since July 1, 2012, GelTech has raised $915,000 from the sale of common stock in connection with private placements with 15 accredited investors including Michael Reger, our principal shareholder and Chief Operating Officer, Neil Reger, a director, Michael Cordani, our Chief Executive Officer and Chairman of the Board and Peter Cordani, our President and Chief Technology Officer.  In consideration for their investments, GelTech issued 1,129,941 shares of common stock at prices ranging from $0.35 to $1.08 per share and 661,912 warrants with exercise prices ranging from $1.00 to $1.30 per share.

In September and October 2012, GelTech issued 1,820,000 shares of common stock in exchange for $910,000 in connection with the exercise of 1,820,000 warrants (including 1,200,000 warrants held by Mr. Michael Reger) related to an offer by us to reduce the exercise prices of the warrants to $0.50 per share. Additionally, in September 2012, Mr. Reger converted his $322,996 convertible original issue discount note into 665,992 shares of common stock.

In August 2012, the Company received $175,000 in exchange for six month convertible original issue discount notes in the amount of $179,375 from two accredited investors. The notes are convertible into common stock at $0.50 per share. The notes bear an annual interest rate of 5% and are convertible into the Company's common stock at the rate of $0.50 per share.  In February 2013, one note holder was issued 205,000 shares of the Company’s common stock in exchange for a note in the amount of $102,500.

In August 2013 and September 2013 the Company retired four convertible original issue discount notes with an aggregate face value of $292,740 in exchange for the payment of $202,923 and the issuance of 243,543 shares of common stock.  These transactions included the payment of $86,049 to its former Executive Chairman in satisfaction of a convertible original issue discount note in the amount of $86,100.

From December 2012 through February 2013, we received $500,000 of loans from Mr. Reger.  In connection with these loans and prior loans, all of Mr. Reger’s outstanding loans were consolidated into a $1,997,483 note convertible at $0.35 per share due December 31, 2016, and all of his then outstanding notes were cancelled. Additionally, in July 2013, in consideration for a $1,000,000 loan, GelTech issued Mr. Reger a $1,000,000 five-year note convertible at $1.00 per share and 500,000 five-year warrants exercisable at $1.30.  Each of the notes described in this paragraph bear an annual interest rate of 7.5%.

Provided that the registration statement containing this prospectus is current, GelTech has the right, in its sole discretion, through July 4, 2014 to sell shares of common stock to Lincoln Park in amounts between $30,000 and $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to $4.9 million.  As of the date of this prospectus, GelTech may sell up to $30,000 per sale.  Since July 1, 2013, GelTech has issued 1,676,766 shares of common stock in exchange for $1,200,002 under the Purchase Agreement and has the ability to sell another $3.0 million under the Purchase Agreement.  The price at which we may sell shares to Lincoln Park is subject to a floor of $0.35 per share.

Liquidity and Capital Resource Considerations

As of October 29, 2013, we had approximately $210,000 in available cash. Although we do not anticipate the need to purchase any additional material capital assets in order to carry out our business, it may be necessary for us to purchase additional mobile mixing trucks and support vehicles in the future, depending on demand.

We may be required to pay approximately $90,000 to Lincoln Park in the event that they initiate a successful lawsuit against us for sales under a stale registration statement.  To date, no legal filings have been made or threatened by Lincoln Park.  In addition, we face a new trial on damages from a former employee and consultant.  We cannot predict how much we will be required to pay.  See the related Risk Factors on pages 7 and 12. In the event that the Plaintiff is awarded a substantial award in the new trial, we may not have the money to secure an appeal bond.

GelTech believes the Lincoln Park Purchase Agreement could provide it with a sufficient amount of working capital for the next 12 months. GelTech has continued to meet with additional potential investors to explore other financing alternatives.

Ultimately, if GelTech is unable to generate substantial cash flows from sales of its products, complete financings or sales to Lincoln Park, it may not be able to remain operational.

Related Party Transactions

For information on related party transactions and their financial impact, see Note 7 and Note 9 to the consolidated financial statements.

New Accounting Pronouncements

See Note 1 to our consolidated financial statements included herein for discussion of recent accounting pronouncements.

BUSINESS

GelTech is a Delaware corporation organized in 2006. Our current business model is focused on the following environmentally friendly products:

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FireIce® – a fire suppression and fire retardant product,

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Emergency Manhole FireIce Delivery System, or EMFIDS – a system which immediately disburses FireIce® on the ladder and on the utility worker when there is a fire in the manhole,

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FireIce® HDU – a home defense unit allowing homeowners to apply FireIce® to protect homes from advancing wildfires,

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Soil2O®– “Dust Control” – a dust control product we introduced in fiscal 2011, which substantially reduces water usage and

●

Soil2O® – a line of agricultural moisture retention products.

FireIce®

Industry Overview

The fire suppression market in the United States is currently estimated at about $888 million and is estimated to exceed $1 billion by 2016 according to an IHS report released in November 2012.  Until 1989, halon was a popular fire suppressant because it could be used to protect highly valued assets that would be damaged by traditional water sprinkler systems.  However, in 1989 the Montreal Protocol determined that halon depleted the ozone layer, and in 1994, the United States Environmental Protection Agency banned its production.  Since then, the lack of availability of halon fire suppressants has sparked worldwide efforts in developing alternative firefighting agents and delivery systems. In November 2010, the United Nations Environment Programme adopted a resolution urging states to intensify development of acceptable halon alternatives for fire extinguishing systems used in aircraft and hand-held fire extinguishers.  The following year, the International Civil Aviation Organization agreed to phase out the use of halon in hand-held fire extinguishers on aircraft by 2016.

Our fire suppression business has two marketing thrusts:

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suppression of structural and other fires within cities and towns, including manhole and utility pole fires, and

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suppression of wildland fires managed by federal and state land stewardship agencies.

According to the National Fire Protection Association, in 2012 there were 1,389,500 fires in the United States that caused approximately $11.7 billion in damage. In 2012, there were 25,612 structural fires in New York where the fire department budget has an operating budget for fiscal year 2013 of $1.7 billion. The United States Forest Service, or the Forest Service, and the Department of the Interior are responsible for protecting most federal lands from wildfires. For fiscal year 2013, approximately $3.2 billion has been appropriated to the Forest Service and the Department of the Interior for the purpose of protecting federal lands from wildfires, which includes approximately $369 million to be used in the suppression of wildfires.  California experienced its worst fire in history with the recent fire in Yosemite National Park.

Our Fire-Suppression Products

FireIce® is the registered trade name of our fire suppression product. FireIce® is a dry powder that when added to water in very low concentrations (0.07 to 1.2 percent by weight), rapidly absorbs water to produce a gel whose consistency depends on the selected concentration. The dry powder can be easily mixed with water. Within seconds of being mixed with water, FireIce® is ready to use and turns into a fire preventing, heat absorbing and fire suppressing gel. In many applications the gel forms a cohesive layer which acts as a vapor barrier and prolongs the effectiveness of the water. Due to the gel layer created by FireIce® on burning and adjacent objects, FireIce® also has the ability to suffocate a fire.

FireIce® has the following properties. We believe it:

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is non-toxic,

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is environmentally safe,

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is non-corrosive to metals,

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mixes easily with water,

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will not clog or stick in spraying devices,

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reduces the threat of a fire rekindling,

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extinguishes fires more rapidly than traditional methods, and

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is lighter when mixed with water than competing products thus reducing airframe stress in aerial applications

In addition to selling FireIce® by itself, we have developed two products which use FireIce®: (i) EMFIDS and (ii) FireIce® Home Defense Unit.

Since January 2009, our senior management has focused on marketing FireIce® to Consolidated Edison, or Con Ed, to develop a preferred solution in combating manhole and utility pole fires.   This led to the recent development of the EMFIDS which is an innovative system designed to deliver a mixture of FireIce® and water into a manhole in order to coat the ladder and the utility worker in the event of an incident involving an explosion or fire in the manhole while utility workers are in the manhole performing routine repairs or maintenance.  The unit has been designed by GelTech to be quickly set up and disassembled by utility crews. EMFIDS delivers FireIce® from 12 custom designed strategically located spray nozzles, six on the ladder itself and six on a halo that fits into the opening of the manhole.  The FireIce® and water mixture is contained in a pressurized tank which is mounted to the utility company’s vehicle and is connected to the unit by one hose; that connects to both the ladder and the halo.  EMFIDS can be activated three ways (1) manually by pressing an activation button on the control panel located in the maintenance vehicle, (2) automatically by a heat sensor located on the halo and (3) manually by pressing an activation button located on the ladder.  Once activated, the system is designed to deliver FireIce® continuously for at least one minute.  The main purpose of EMFIDS is to maintain the integrity of the ladder in the manhole and to coat the utility worker with FireIce®, providing the worker the opportunity to escape the manhole thereby improving the worker’s chance for survival.  Each time a unit is activated, GelTech will require that the unit be returned to a nearby GelTech facility to be cleaned, inspected, recharged and refilled with FireIce® prior to being redeployed in the field.

The Home Defense Unit is sold in three versions (i) an industrial version which includes a pressure cleaner, a patented wand assembly and FireIce® powder; (ii) a smaller version for homeowners which consists of a smaller pressure cleaner, a patented wand assembly and FireIce® powder; and (iii) the patented wand assembly and FireIce® powder for those homeowners who have pressure cleaners.

Uses

There are many existing and potential uses for FireIce®. Because it is both a fire suppressant and a medium term fire retardant, FireIce® allows greater flexibility in attacking fires as follows:

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FireIce® can be sprayed directly on manhole and utility pole fires with our innovative eductor wand.

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FireIce® can be dispensed via EMFIDS on the ladder and utility worker during an emergency that occurs while workers are performing repairs or routine.

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FireIce® can be applied by firefighters, or consumers using our FireIce® Home Defense Unit, directly to buildings and other structures as a retardant to protect them from advancing fires.

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FireIce®, mixed with water can be dispensed and applied by all types of wildland and urban firefighting equipment used in direct fire suppression. This includes pressurized water extinguishers, pumper and brush trucks, fixed wing aircraft and helicopters, backpack extinguishers, or even hand held spray bottles.

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FireIce® can also be rapidly sprayed on foliage to create a firebreak and prevent the spread of fires.

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FireIce® absorbs many times its own weight in water and is a much more homogenous mixture producing a more consistent drop pattern with increased droplet size that reduces drift and evaporation when dropped aerially.

The National Interagency Fire Center reported that in 2012, there were 67,774 wildfires affecting 9.3 million acres in the U.S., making 2012 the third highest wildfire season.

Fires are not only a major problem in the United States. In August 2010, Russia suffered immense forest fires causing more than 60 casualties, destroying one third of all crops, and resulting in a nationwide ban on grain exports by the world’s third largest wheat producer. The total damages were estimated to be up to $15 billion to the Russian economy (or one percent of Russia’s Gross Domestic Product).  By July 2012, more than 30 wildfires were blazing in eastern Russia, causing damage to more land than all of the wildfires of 2010.  Due to extreme heat, Australia also faced widespread wildfires in 2012 and 2013.  From September 2012 through January 2013, Australia was battling over 141 wildfires burning through more than 324,000 acres of forest and farmland.  FireIce® can play a major role in extinguishing and containing wildland fires, including forest fires, by being sprayed from airplanes directly over such fires, including in areas too dangerous for ground-based firefighters to enter. FireIce® can also be sprayed from tanker trucks on the edges of these fires.

FireIce® also has a number of potential retail and consumer uses:

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It can be sprayed out of fire extinguishers.

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It can be used in a spray bottle by professionals, such as welders, who work with blowtorches.

Sales and Marketing

Prior to FireIce being listed on the US Forest Service QPL list, we initially focused our marketing efforts on local fire departments and local government officials stressing that we have the only gel that can be sold to fire departments for application directly on fires. Competitive gels can be applied to burning structures as a retardant but not as a fire suppressant.

We market and sell FireIce® through fire equipment distributors, online and direct marketing, attendance at fire industry national trade shows and through our sales staff members who call on potential customers and respond to inquiries.

Because of the wildfires which threaten the United States each year, we understand the potential for FireIce® and the tremendous marketplace for aerial firefighting in conjunction with the Forest Service. In March 2011, GelTech was notified by the Forest Service that FireIce® would be listed on the Forest Service’s Qualified Products List, or the QPL List. Inclusion on the QPL List qualifies our product for use to fight brush and wildfires on State and Federal lands. GelTech anticipates that this listing will lead to a substantial increase in the sales of FireIce® in the future. In May 2012, we were one of two companies awarded blanket purchase agreements by the Forest Service to provide FireIce® product and services in support of single engine air tankers (SEATS), helicopters and very large air tankers (VLATS) in aerial wildland firefighting operations and also for wildland firefighting ground operations. While these agreements do not require the Forest Service or other governmental agencies to use our product or services, the agreements establish the pricing and terms in the event any of these agencies deploy our equipment and product to fight wildfires.  Since we received the agreements, we have been deployed by the Bureau of Indian Affairs on wildfires in New Mexico and have been used on a limited basis by the Forest Service to fight fires in Washington. Under the terms of our approval by the Forest Service, FireIce® may be deployed for use on wildfires except in fixed-tank helicopters and multi-engine planes. To date, the Company has not generated material revenue from the application of FireIce® for wildland firefighting.

In January 2012, two homes were protected by firefighters from a fast moving grass fire in Montana by applying FireIce® to the homes and surrounding foliage

To date, the sales of the Home Defense Unit have not been material. We expect to support the Home Defense Unit by continuing to market it in California and in other western states where homes are threatened by wildfires. These efforts may include local advertising where appropriate and recruiting local distributors. We currently have one distributor in each of Colorado, Montana, Nevada and Southern California.

In July 2013, we received a substantial purchase order from Con Ed for the EMFIDS.  Earlier in 2013, we opened a facility in Brooklyn, New York to help support Con Ed’s use of FireIce® to combat manhole fires and the same location will be used to facilitate the implementation and use of the EMFIDS.

We intend to market the use of the EMFIDS to other utility companies throughout the United States.

In addition to domestic sales, we have also devoted efforts to sell FireIce® internationally. We believe the international market may provide us an important opportunity.

In November 2011, we entered into an exclusive distribution agreement for Australia. Our distributor, which has operations in 38 countries and generates annual revenues of €2 billion, is required to make minimum annual purchases in order to retain its exclusive status. To date, our Australian distributor has not met their minimum purchase commitments. In March 2012, GelTech entered into a five year exclusive distribution agreement for Turkey. In order to maintain exclusivity, the distributor has agreed to minimum annual purchases totaling $925,000 over the next five years. Initially, our Turkish distributor is required to make minimum purchases of $175,000 through 2013. To date, the Turkish distributor has made product purchases totaling $34,000.

In July 2012, we entered into an exclusive distribution agreement for the People’s Republic of China. Under the agreement, our distributor is required to make annual minimum purchases in order to maintain exclusivity and to be eligible for preferred pricing. However, GelTech and this distributor are unable to sell FireIce® in China until a trademark issue is resolved.  See the Risk Factor on page 7.

In addition to the distributor agreements in the countries noted above, we have demonstrated our product in Russia and Brazil, and have held preliminary discussions with several entities in other Asian and Pacific Rim markets.  These countries are covered by an exclusive agreement with a company in which one owner is a former officer and director of GelTech.  In March 2013, we notified the company that we were terminating the agreement, however we received notification from an attorney representing the distributor that they do not believe our termination was in accordance with the terms of the agreement, although no suit has been filed by the distributor to date. Our relationship with the former officer and director is not good.  See the lawsuit we filed against him in “Item 3 – Legal Proceedings.”

In our international sales program, we require payment in advance of shipment through irrevocable letters of credit. We also require payment in United States dollars to eliminate the risk of currency fluctuation.

In the year ended June 30, 2013, FireIce® accounted for 38.8% of our revenues.

Raw Materials and Suppliers

The raw materials for FireIce® are in abundant supply. The base ingredients of FireIce® are manufactured by a third party and packaging is performed for us by two other third parties. However, there are also several other companies that are able to manufacture the base ingredients.

Competition

The fire suppression market is highly competitive. However, we believe we will be able to compete effectively because:

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FireIce® is more effective than other fire suppressants.

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The price per gallon of FireIce® is significantly less than our competitors’ products.

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The effectiveness of FireIce® to rapidly extinguish and deter rekindling, allows fire departments to put out fires faster which save manpower and overtime costs associated with spending extra time on a fire scene.

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Once a fire has been extinguished, any dispensing system used to apply FireIce® can be easily cleaned with water from a garden hose.

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Currently, FireIce® is the only water enhancing gel that can be applied to fires as a suppressant.

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FireIce® is different from foam. Foam consists of air bubbles in water and a small amount of surfactant. When the bubbles burst, the foam collapses. When mixed with FireIce®, water is held by a three-dimensional network of cross-linked polymers. When FireIce® is applied to the fire, the water evaporates and the liquid collapses, sapping the fire of not only heat but oxygen as well. It takes longer for water to evaporate from our polymer than for air bubbles to burst. We believe this is how FireIce® provides more efficient protection and lasts longer than foam.

In the wildland firefighting industry, the market is made up of the numerous state and federal agencies responsible for protecting state and federal wildlands and parks. The market leader in the wildland chemicals industry is Phoschek. Because of the strong relationships Phoschek has with these agencies, many dating back to the 1960’s, and the natural resistance to change, which can be even greater in the government sector, we have encountered significant resistance as we attempt to gain market share. Nonetheless, we believe that FireIce® has distinct advantages over Phoschek’s products in aerial attack operations. FireIce® is more effective at suppressing fires, is non-corrosive to aircraft parts, is lighter than current Phoschek products thus reducing airframe stress and maximum load issues, is not harmful to plant fish and wildlife and has superior drop characteristics.. Phoschek is a long-term retardant. FireIce® is used in “direct attack” and, long-term retardant is used in “indirect attack”.  Direct attack is when the product is dropped directly on the fire. Indirect attack is when the product is used to create a fire break in front of the fire. Some long-term retardant gels take time to dry and cure in order to create a fire break. FireIce® is ready immediately to be used on fires. Based on these factors and our successes when used in New Mexico and Washington, we believe we will eventually overcome the competitive barriers.

Another significant competitor is Tyco Fire & Security, a major business segment of publicly-traded Tyco International Ltd. (NYSE: TYC). Tyco Fire & Security produces ANSUL®, a premium brand of special hazard fire protection products including fire extinguishers and hand line units, pre-engineered restaurant, vehicle, and industrial systems; sophisticated fire detection/suppression systems and a complete line of dry chemical, foam, and gaseous extinguishing agents. Tyco Fire & Security is a very well-funded company and has significantly more financial, marketing and sales resources than us. Ansul’s main sales thrust is the installation of “in building” fire suppression systems, but they manufacture a wide variety of products. They also have a very extensive distributor list and have a significant share of the market that we are attempting to enter.

Another competitor is U.S. Foam Technologies, a manufacturer and distributor of environmentally friendly firefighting foams. It is a small company whose main marketing thrust is to attract customers to its website through the use of the Google “adwords” program. It also markets its foams at the national firefighting conventions. Since we eventually intend to market FireIce® throughout the entire United States, and because U.S. Foam Technologies’ main focus appears to be the Midwest, we do not believe it will be a competitive threat in the near future.

National Foam, part of the Kidde Fire Fighting organization, is a manufacturer of foam concentrate, foam proportioning systems, fixed and portable foam firefighting equipment, monitors, nozzles and specialized big flow pumping solutions. National Foam has historically been at the forefront of foam fire fighting and fire control technology and is the acknowledged world leader in providing foam based solutions. Other brands associated with National Foam include: Feecon, offering airport crash rescue and general mobile firefighting equipment and Wirt Knox, offering a range of hose racks, reels, carts and general hose storage accessories. National Foam has significant financial resources and is part of a large fire fighting company conglomerate. Thus, it has significantly more financial, marketing and sales resources than we do.

Thermo-Gel® provides the fire fighting industry with a product that can be used for structure protection, exposure protection, defensible perimeters and wet lines. This product consists of superabsorbent polymers-polyacrylamide and sodium polyacrylate, mineral oil, and surfactants, and is supplied as a liquid concentrate which is mixed in an eductor. It does require special expensive equipment to use. Thermo-Gel is used in fighting active fires, wildland fires, prescribed burns, aviation applications, and in the protection of all types of structures from homes to commercial and industrial investments. This product has been approved by the Forest Service. In addition to the expense of the equipment needed to use the product, ThermoGel also requires frequent agitation to remain usable, has poor drop characteristics, requires a 30 minute hydration time and is difficult to clean off of aircraft, mixing equipment and airport tarmacs.

Seasonality

There is no real seasonality to structural fires. These occur throughout the year. In wildland fires, FireIce® use will be more likely during the warmer, drier summer months when forest and other wildland fires are more prevalent. However, in Southern California wildland fires occur year round and are most damaging in September and October. This seasonality may be minimized if we are able to expand our distribution internationally to countries in the Southern hemisphere. The seasonality for manhole fires falls in the Summer and Winter months.

Soil2O “Dust Control”

Industry Overview

Dust control is vital to several industries including agriculture, construction, mining and transportation. In response to the level of dust emissions from agricultural, mining and other industries, the Environmental Protection Agency, or the EPA, issued proposed rules titled National Ambient Air Quality Standards for Particulate Matter which were published in the Federal Register on June 29, 2012. These proposed rules reduce the amount of allowable dust released in the air by one-half. According to the EPA’s website, dust accounts for over 25% of particle matter smaller than 2.5 micrometers in diameter, which are the major cause of reduced visibility or haze in parts of the U.S., and it accounts for over 78% of particle matter smaller than 10 micrometers in diameter, which causes respiratory related health issues. Dust also causes environmental damage such as acid rain, increased acidity in lakes and streams, depletion of nutrients in the soil and damage to sensitive forests and farm crops. In terms of agriculture, the U.S. Department of Agriculture, or USDA, estimates the total annual cost of soil erosion from agriculture in the U.S. is about $44 billion per year.  According to the Global Education Project, nearly one-third of the world’s cropland has been abandoned because of soil erosion and degradation over the past 40 years.  In terms of mining, according to the U.S. Geological Survey, a bureau of the U.S. Department of the Interior, reported that in 2012, there were about 4,155 stone quarries and 93 stone mines which release large amounts of dust in the atmosphere.

The Product

In May 2011, GelTech launched a new product called Soil₂O® “Dust Control” using its environmentally friendly Soil2O® product. “Dust Control” is useful in a variety of commercial and industrial markets with dust control and moisture retention problems including road construction sites, rock pits, unpaved roadways, landfills and coal piles. In contrast to the standard product used on gravel roads and rock pits and other dust causing surfaces, Soil2O® “Dust Control” is environmentally friendly and requires significantly less water. Water is commonly transported to sites in large trucks. Thus, “Dust Control” reduces a company’s carbon footprint by reducing the number of vehicle trips. In addition, fewer trips reduces labor, water and fuel costs and reduces the wear and tear on vehicles and equipment.

Uses

Soil2O® “Dust Control” may be used in a variety of ways to control dust in multiple industries, including the following:

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Soil2O® “Dust Control” may be sprayed on mining, rock quarry or landfill haul roads to eliminate dust from constant traffic,

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Soil2O® “Dust Control” can be sprayed on quarry conveyor belts to reduce airborne dust, and

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Soil2O® “Dust Control” can be sprayed on coal ash beds to reduce airborne dust at coal fired power plants.

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Soil2O® “Dust Control” can be sprayed on horse tracks and corrals to reduce airborne dust.

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Soil2O® “Dust Control” can be used to maintain unpaved raceways and parking lots at rural dirt tracks used for auto racing.

Benefits

Soil2O® “Dust Control” is beneficial because it will reduce the number of times companies will need to spray haul roads, thus reducing water usage, fuel, maintenance and labor costs. In addition, the product is non-toxic and environmentally friendly and can be integrated into the reclamation process for mining companies, instead of being a product that needs to be cleaned up.

Sales and Marketing

We began sales of Soil2O® “Dust Control” in Southern California in December 2010 and have two full-time employees responsible for selling the product, focusing on dust control for the rock quarry, construction, and agricultural industries. In the year ended June 30, 2013, Soil2O® “Dust Control” accounted for 37.3% of our revenue

In May 2013, our Chief Technology Officer spent four days working with a large international mining company demonstrating Soil2O® “Dust Control’s” effectiveness in mitigating the dust that is created from the heavy machinery and trucks which use the mining roads.  Soil2O® “Dust Control” was selected over two competing products in side by side testing. In April 2013, GelTech received an order for Soil2O® “Dust Control” from this mining company.

Competition

Competition in the dust control industry runs the gamut from regional providers of product, trucks and equipment to multinational chemical companies providing chemical solutions and application equipment on a global basis. Generally speaking, the industry consists of products made up of chemical compounds that are in some form or fashion petroleum based, are much more expensive per application and are not environmentally friendly. A large number of companies have chosen to use water alone to mitigate airborne particulate matter. For these companies, our product can be most helpful by reducing the number of watering trips necessary to control dust thus reducing the overall cost of dust control and reducing the cost of any remediation which may be required by current EPA guidelines.

There are a few niche dust control products in the marketplace. The main and most widely used product is Magnesium Chloride, or MagChloride. MagChloride has a hygroscopic quality which has the ability to absorb moisture from the air, controlling the number of small particles which become airborne. MagChloride still needs many laps with a water truck to keep it hydrated and working. After just a few applications our “Dust Control” product offering helps to limit the times a water truck is needed, saving fuel, labor costs, and thousands of gallons of water per day.

Soil2O®- Agricultural Application

Industry Overview

According to the USDA, although less than 15 percent of U.S. cropland is irrigated, agriculture accounts for 80 percent of the nation’s consumptive water use.  According to the World Bank, agricultural water management is a vital practice in ensuring food security, poverty reduction, and environmental protection.  However, irrigation in all forms costs billions of dollars a year.  The total estimated cost for irrigation in 2012 for the Central Valley Project in California alone was $3,597,358.  The total value of all loans currently held by the World Bank for irrigation and drainage is $3.7 billion.  After decades of successfully expanding irrigation and improving productivity, farmers and managers face an emerging crisis in the form of poorly performing irrigation schemes, slow modernization, declining investment, constrained water availability, and environmental degradation. Similarly, irrigation for golf courses can be costly as well.  According to the United States Golf Association, it is not uncommon for irrigation systems to cost more than $1 million per golf course.  Effective irrigation and water management practices can help maintain profitability for farmers and golf course managers in an era of increasingly limited and more costly water supplies.

Drought conditions also affect the cost of agriculture and water consumption.  In August 2012, drought conditions in the U.S. caused corn yields – which account for nearly 40% of the global harvest – to be 17% lower than expected, contributing to a rise in food prices.  In response, the federal government passed a $383 million emergency drought aid package for farmers, also known as the Agricultural Disaster Assistance Act of 2012.  Furthermore, President Obama announced that farmers would be provided with nearly $80 million in additional funding, and several State legislatures passed emergency drought assistance legislation as well.

The Product

Soil2O®’s main ingredient is a potassium based co-polymer. Versions of this product have been used in the agricultural industry for many years. Soil₂O® can absorb hundreds of times its weight in water. Water is rapidly drawn into a polymer network where it is stored. As the soil dries out, the polymer releases up to 95% of the water it has absorbed back into the soil. Therefore, the water becomes available when the plants need it most. Soil2O® is available in different particle sizes — the finer the size of the particle, the greater its absorption capacity and speed.

We are marketing two distinct versions of Soil₂O®, a sprayable version and a granular one. The sprayable version is a fine particle blend that is for use on existing grass and can be applied using any type of spray rig or backpack sprayer. The granular product has been formulated to be tilled into the top four to six inches of the soil to assist in replacing and replanting of grass, including sodding and seeding, and is also recommended to be used during the planting of trees, shrubs, and annuals. The granular version is appropriate for planting situations in which the grass is not already established. We are now selling both versions to our distributors which are marketing the products to the agricultural and other markets.

Soil2O® degrades naturally in the soil. Sunlight and salinity exposure make it break down faster. The Soil2O® sprayable version is used as a top dressing and sprayed onto already established turf and grasses. Our formulation provides a specifically formulated particle size which, with irrigation, gets down to the roots to supply turf and grasses with water and nutrients. Since the sprayable particle size is very small and not as protected from the ultraviolet light given off by the sun as the granular form, it is broken down much more rapidly than the granular form. The granular form of Soil2O® is tilled directly into the soil and will last for three to five years without having to be reapplied. The market for the granular product includes newly-designed golf courses, courses doing replanting as part of their continual golf course maintenance or any new landscaping project. Although granular form re-orders for large scale use may be limited due to its long duration in soil, we expect it to be used in both industrial and retail markets for the planting of landscaping which always has constant turnover due to landscaping re-design, re-planting and young tree mortality rates. We have initiated marketing both versions of Soil₂O® to the agricultural market.

Uses

Soil2O® has multiple potential uses in the agricultural market:

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Soil2O® products are specially designed for use as a soil conditioner for water and nutrient retention, interior and exterior farming including growers, turf farms and greenhouses, landscaping, forestry, horticulture and golf course maintenance. Each product’s goal is to increase the water holding capacity of soils and potting mixes, thereby reducing the frequency of irrigation, as well as reducing leaching of valuable nutrients.

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Soil2O® can also be beneficial for lawns and sod by improving germination and promoting regular even growth of lawns. This is especially useful for turf farms, golf courses and grass in parks and gardens.

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Soil2O® can be effective in agriculture, particularly in commercial farming. By storing water for later release as the soil becomes drier, Soil2O® delays wilting and makes it possible for certain plants to become better established while waiting for rain or irrigation to begin. In one test, the use of Soil2O® in rain fed sugar cane increased the yield by approximately 25%.

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By absorbing fertilizer, Soil2O® reduces the amount that runs out of the soil and makes it available to the plants for a longer period of time.

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Soil2O® can be used in the planting of trees, bushes and saplings by enhancing root development and reducing mortality rates due to transplant shock.

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Soil2O® can keep plants, trees and cut flowers hydrated and thereby facilitate their transportation over long distances.

We believe that the water scarcity in the U.S. has created an opportunity to demonstrate to governments that Soil2O® can provide a solution for the agricultural market in areas where farmers use irrigation to water crops. In addition, the agriculture market has a substantial problem in related to fertilizer and nutrient leaching. Soil2O® has been shown to be successful in retaining fertilizer and nutrients at the root level, thus reducing leaching.

Sales and Marketing

GelTech has recently limited its marketing efforts for Soil2O® to applications for golf courses and commercial landscapers.  Golf course superintendents find the product works well on berms and around sand traps where water run-off is an issue. Commercial landscapers use our granular product to improve growth and reduce plant mortality for new plantings.

In the year ended June 30, 2013, Soil2O® accounted for 6.2% of our revenue.

Raw Materials and Suppliers

Our Soil2O® base ingredients are manufactured for us by a third party. There are several other companies that are also capable of manufacturing the main ingredients.

Competition

Polymers have been marketed on and off for over 20 years as additions to soil to increase water retention and reduce irrigation. Numerous companies appear to have products that are very similar to Soil2O®. Some of these companies are:

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Horticultural Alliance, Inc.

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Turbo Technologies, Inc.

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American Soil Technologies, Inc. [OTCBB: SOYL]

The first two are private companies and it is unclear what financial, marketing and sales resources they have compared to us. On the other hand, American Soil Technologies, Inc. files reports with the SEC. However, from American Soil’s filings with the SEC, it is clear that it has experienced significant losses, has nominal revenue and assets, has a large accumulated deficit and has a working capital deficit which may hamper its ability to compete.  It supplies polymer soil additions and other related products. American Soil has an exclusive license to two method patents with cross-linked and linear polymers as their basis. They also have a patent on a slow release liquid fertilizer. American Soil also has two patents on a machine designed to install its liquid products in mature turf as well as some standing crops. Since we do not currently have a patent on Soil2O® itself or on any of its uses, it is possible that a competitor could reverse engineer Soil2O® and market it under its own brand name. We have filed a patent application for the sprayable version of Soil2O®.

Seasonality

We expect Soil2O® will experience seasonality in sales during the fall and winter quarters. However, we do not expect as much seasonality in the Southeastern areas that generally experience year round growing cycles, with the sale of the agricultural products preceding the growing cycle of various crops. We also believe a demand for Soil2O® may be higher if the drought conditions affecting the Midwestern and Southwestern U.S. persist.

Intellectual Property

The following are patents and patents pending for products we currently market or expect to market:

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U.S. patent application, Serial No. 11/775,512 –Water retention mixture and method for spray application and International Patent application, Serial No. PCT/US2008/069398;

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U.S. patent application, Serial No. 12/208,832 – Rapid Deployment Fire Retardant Gel Pack and International Patent application, Serial No. PCT/US2009/056532;

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U.S. patent application, Serial No. 12/282,603 – Process and Device for Fire Prevention and Extinguishing;

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U.S. patent, Patent No. 7,992,647 – Process and Device for Fire Prevention and Extinguishing;

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U.S. patent application, Serial No. 12/270,485 – Method and Apparatus for Improving Fire Prevention and Extinguishment;

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U.S. patent, Patent No. D649,294 – Firehose Eductor;

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U.S. patent application, Serial No. 61/430,601 – Method of Controlling Road Dust in Strip Mines;

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U.S. patent application, Serial No. 61/430,601 – Strip Mine Conveyor Belt Dust Control;

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U.S. patent application, Serial No. 12/887,230 – Home Safety Kit;

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U.S. patent application, Serial No. 61/754,068 – Device for Treating Manhole Electrical Fires;

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U.S. patent application, Serial No. 61/755,237 – Device for Suppressing Electrical Conduit Fires;

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U.S. patent application, Serial No. 61/758,594 – Fluid Dispensing ladder;

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U.S. patent, Patent No. D637,357 – Fire Extinguisher Dispensing Hose;

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U.S. patent, Patent No. D684,662 – Firehose Handheld Eductor Nozzle; and

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U.S. patent application, Serial No. 12/870,333 - Water Based Fire Extinguisher.

We also hold patents for IceWear™ and our hurricane suppression project. Our Chief Technology Officer continues to develop potential new products. We recently filed new patent applications, some of which are to improve our existing technologies and others are for new products.

We claim trademark rights to the following marks. Federal trademark applications are on file with the United States Trademark Office:

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GelTech Solutions®

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FireIce®

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SkinArmor™

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Soil2O®

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IceWear™

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WeatherTech Innovations®

Employees

As of October 30, 2013, we had 19 employees of which all are full-time employees. We hire independent contractors on an “as needed” basis only. None of our employees are subject to collective bargaining agreements. We believe that our employee relationships are satisfactory. In addition to our Chief Executive Officer and our Chief Technology Officer, we employ three other members of the Cordani family. See the section titled “Related Person Transactions.”

Research and Development

During the last two fiscal years, GelTech spent $179,158 and $83,707 on research and development expenses.

Properties

Our corporate office is located in Jupiter, Florida. We lease our office on a month-to-month basis at a monthly rental fee of $8,211. If we were required to move, we believe that there is a large supply of commercial property available in the general area which we could lease at comparable prices. We also lease space on a month-to-month basis in an industrial yard in California which houses inventory at a monthly cost of $2,600.  In February 2013, the Company signed a 12 month lease for a building in Brooklyn, New York, to support operations in the New York City area, at a monthly rent of $3,600.

Legal Proceedings

From time to time, we are party to certain legal proceedings that arise in the ordinary course and are incidental to our business.  Except as disclosed below, there are currently no such pending proceedings to which we are a party that our management believes will have a material adverse effect on our consolidated financial position or results of operations.  However, future events or circumstances, currently unknown to management, will determine whether the resolution of pending or threatened litigation or claims will ultimately have a material effect on our consolidated financial position, liquidity or results of operations in any future reporting periods.

David Hopkins, a former employee, sued GelTech and its Chief Executive Officer, Michael Cordani, in the 15th Judicial Circuit Court in Palm Beach County, on June 23, 2008, alleging breach of a consulting agreement and an employment agreement purportedly entered into in May and June 2007, respectively. In addition, the Complaint sought relief for fraud, civil theft, invasion of privacy and trespass. On July 23, 2012, a jury returned a verdict against GelTech for $1,046,000 ($841,000 for breach of a consulting agreement, $150,000 for fraudulent misrepresentation, $50,000 for invasion of privacy, and $5,000 for trespass) and against only Mr. Cordani for $200,000 (civil theft).  The jury found Mr. Cordani liable on the same claims as GelTech except for the breach of a consulting agreement.

In November 2012, our insurance carrier paid Mr. Hopkins $200,000 related to the invasion of privacy claim and the fraudulent misrepresentation claim.

In January 2013, the Court ruled in favor of GelTech’s post-trial motions dismissing the $200,000 civil theft claim against Mr. Cordani and reducing the verdict against GelTech to $500,000. In February 2013, GelTech was granted a new trial on damages relating to the verdict. GelTech expects the trial on damages will occur in late 2013.

On June 3, 2013, GelTech filed a lawsuit in the 15th Judicial Circuit Court in Palm Beach County, Florida, against Jerome Eisenberg, a director and former Executive Chairman, for inducing GelTech to enter into an Employment Agreement based on false representations by Mr. Eisenberg that he would facilitate a $25 million financing on behalf of GelTech. GelTech is seeking to have the Court rescind the Employment Agreement and recover the compensation paid to Mr. Eisenberg under the Employment Agreement. Mr. Eisenberg is an officer of a company which entered into a long-term Distribution Agreement with GelTech in 2009. See “Related Person Transactions.”

MANAGEMENT

The following table represents our Board of Directors as of October 28, 2013:

Name	Age	Position
Michael Cordani	53	Chairman of the Board
Peter Cordani	52	Director
Michael Becker	62	Director
Leonard Mass	72	Director
Phil O’Connell, Jr.	73	Director
Neil Reger	75	Director

Director Biographies

Michael Cordani has been our Chief Executive Officer and a director since inception. From June 25, 2007 until September 21, 2012, Mr. Cordani was our Chairman of the Board. In March 2013, Mr. Cordani was re-appointed Chairman of the Board. Mr. Cordani was selected as a director for his 20 years of experience in management. In addition, Mr. Cordani was selected because he is our Chief Executive Officer. Mr. Cordani has been diagnosed with a life threatening disease for which he has been undergoing treatment. Until recently, he continued to be involved in the day to day operations of GelTech. However, Mr. Cordani has taken an indefinite leave of absence. In Mr. Cordani’s absence, Mr. Peter Cordani, GelTech’s founder, President and Chief Technology Officer, and the inventor of all of its products, is acting in Mr. Cordani’s place. The Board has formed a special committee to formulate a succession plan to recommend to the Board in the event that Mr. Michael Cordani is no longer able to fulfill his role as Chief Executive Officer.

Peter Cordani has been our Chief Technology Officer since inception and our President since September 2013. Mr. Cordani has been a director since July 3, 2007. He is the inventor of all of our intellectual property. Mr. Cordani was selected as a director because of his patent experience, he is the inventor of our technologies and because he is our President and Chief Technology Officer.

Michael Becker became a director on January 3, 2012. Mr. Becker has been President of the accounting firm Michael C. Becker & Co. since 1979. From 1976 until August 2007, Mr. Becker served on the Miami-Dade Fire Department and retired as the Chief Fire Officer. Mr. Becker is a Certified Public Accountant in Florida. Mr. Becker was selected as a director because of his experience as an accountant, his knowledge of the fire industry and because he is independent.

Leonard Mass became a director on May 11, 2010. Since September 2005, Mr. Mass has been the Vice President of Land Development in the Real Estate Development division of the Drummond Company, Inc. a company which is principally engaged in the business of mining, purchasing, processing and selling of both thermal and metallurgical coal. Mr. Mass was selected to as a director for his 40 years of experience in executive management and his background in finance and management and because he is independent.

Phil O’Connell, Jr. became a director on November 15, 2006. Mr. O’Connell is an attorney and has been a partner at the law firm of Ciklin Lubitz Martens & O’Connell and predecessor law firms since 1969. Mr. O’Connell was selected as a director because of his experience as a lawyer and because he is independent.

Neil Reger became a director on October 1, 2013.  Since his retirement over five years ago, Mr. Reger has been an active investor.  Since his son Michael Reger has been an investor in GelTech, Mr. Reger has consulted with management on GelTech’s operations (without compensation).  Mr. Reger was selected as a director because of his 45 years of business and management experience.

Executive Officers

The following table represents our executive officers as of October 28, 2013:

Name	Age	Position
Michael Cordani	53	Chief Executive Officer
Peter Cordani	52	President and Chief Technology Officer
Michael Reger	50	Chief Operating Officer
Michael Hull	60	Chief Financial Officer

Executive Officer Biographies

See above for Mr. Michael Cordani’s biography.

Michael Hull has served as our Chief Financial Officer since March 2008. Until September 1, 2011, Mr. Hull was working for us on a part-time basis. Since then, Mr. Hull has been with us on a full-time basis. From January 2008 until December 2009, Mr. Hull was a Director of CFO Services for WSR Consulting, Inc., which we refer to as WSR, which provides Chief Financial Officer and related services to businesses. Prior to Mr. Hull becoming a full-time employee, WSR provided Chief Financial Officer services to GelTech. See the section titled “Related Person Transactions” for a further description.  Until August 31, 2011, Mr. Hull spent the majority of his time providing accounting services for Ecosphere Technologies, Inc. (OTCBB: ESPH) a diversified water engineering, technology licensing and environmental services company. Previously, Mr. Hull spent 11 years in public accounting with the South Florida audit practice of Price Waterhouse. Mr. Hull is a Certified Public Accountant in Florida.

See above for Mr. Peter Cordani’s biography.

Michael Reger has been our Chief Operating Officer since March 25, 2013.  For over 20 years, Mr. Reger has been a partner at III Associates, a registered investment advisor, and AVM, L.P., an institutional broker dealer.

Mr. Michael Cordani, our Chief Executive Officer and a director, is the brother of Mr. Peter Cordani, our Chief Technology Officer, President and a director. Mr. Michael Reger, our Chief Operating Officer, is the son of Neil Reger, a director of GelTech. There are no other family relationships between any of the executive officers and directors. Our Bylaws require that each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. See the section titled “Related Person Transactions” below for further information concerning our employment of Cordani family members.

Corporate Governance

Board Responsibilities

The Board oversees, counsels, and directs management in the long-term interest of GelTech and its shareholders.  The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of GelTech.  The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board and its Committees meet throughout the year and act by written consent from time-to-time as appropriate.  The Board delegates various responsibilities and authority to different Board Committees.  Committees regularly report on their activities and actions to the Board.

The Board currently has and appoints the members of: the Audit Committee, the Compensation Committee, which we refer to as the “Committee,” the Nominating Committee and the Executive Committee.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation	Nominating	Executive
Michael Cordani				✓	✓
Peter Cordani
Michael Becker	✓	✓	✓		✓
Leonard Mass	✓	✓	✓		✓
Phil O’Connell, Jr.	✓	✓	✓	✓	✓
Neil Reger

The Board held eight meetings in fiscal 2013.  Each of the directors attended over 75% of the total number of Board meetings and committee meetings on which such director served. We do not have a policy with regard to directors’ attendance at the Annual Meeting.  GelTech did not hold an Annual Meeting in fiscal 2013.

Director Independence

Our Board has determined that Messrs. Becker, Mass and O’Connell are independent in accordance with standards under the Nasdaq Listing Rules.  Our Board determined that as a result of being (or having a family member who was) employed as an executive officer, Messrs. Michael Cordani, Peter Cordani and Neil Reger were not independent under the Nasdaq Listing Rules.

Our Board has also determined that Messrs. Becker, Mass and O’Connell are independent under the Nasdaq Listing Rules independence standards for Audit Committee members.

Committees of the Board of Directors

Audit Committee

The Audit Committee, which currently consists of Michael Becker, Leonard Mass, and Phil O’Connell, Jr., reviews GelTech’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

Audit Committee Financial Expert

Our Board has determined that Mr. Michael Becker is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Committee is to determine the compensation of our executive officers. The Committee has the power to set performance targets for determining periodic bonuses payable to executive officers and may review and make recommendations with respect to shareholder proposals related to compensation matters. Additionally, the Committee is responsible for administering the 2007 Equity Incentive Plan, which we refer to as the “Plan.”

Nominating Committee

The responsibilities of the Nominating Committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establish procedures for the nomination process including procedures and the oversight of the evaluations of the Board and management.  The Nominating Committee has not established a policy with regard to the consideration of any candidates recommended by shareholders since no shareholders have made any recommendations.  If we receive any shareholder recommended nominations, the Nominating Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board to exercise all powers allowed under Delaware law and authority of the Board in the management of our business and affairs.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our board members as well as a particular nominee’s contribution to that mix.  Although there are many other factors, the board seeks individuals with experience in the fire and utility industries, legal and accounting skills and board experience.

Board Leadership Structure

GelTech has chosen to combine the Chief Executive Officer and Board Chairman positions.  We believe that this Board leadership structure is appropriate for GelTech at this time. Because we are a small company, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer of GelTech.  GelTech does not have a lead independent director.

Role of Board in Risk Oversight

Our risk management function is overseen by our Board. Our management keeps its Board apprised of material risks and provides its directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us, and how management addresses those risks. Michael Cordani, as our Chief Executive Officer and Chairman of the Board, Peter Cordani, our President and Chief Technology Officer and Michael Hull, our Chief Financial Officer, work closely together with the Board once material risks are identified on how to best address such risks. If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment. Presently, the primary risks affecting us are our ability to grow our business, marketing our products and the commercial acceptance of our technologies.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to our Board. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of the Code of Ethics to any person without charge, upon request. The request for a copy can be made in writing to GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Mrs. Darlene Cordani.

Communication with our Board of Directors

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Mrs. Darlene Cordani, or by facsimile (561) 427-6182. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE COMPENSATION

The following information is related to the compensation paid, distributed or accrued by us for the last two fiscal years to our Chief Executive Officer (principal executive officer) and the two other most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, which we refer to as our “Named Executive Officers.”

Fiscal 2013 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)(1)	Option Awards ($)(f)(2)	All Other Compensation ($)(i)	Total ($)(j)

Michael Cordani	2013	150,000	377,628	5,400	533,028
Chief Executive Officer	2012	150,000	106,757	0	256,757

Michael Hull	2013	150,000	377,628	5,400	533,028
Chief Financial Officer	2012	137,666	148,335	0	286,001

Peter Cordani	2013	150,000	377,628	5,400	533,028
President and Chief Technology Officer	2012	150,000	106,757	0	256,757

———————

(1)

The amounts in this column represents the fair value of the award as of the grant date as computed in accordance with FASB Accounting Standards Codification Topic 718. These amounts represent awards that are paid in options to purchase shares of our common stock or SARs and do not reflect the actual amounts that may be realized by the Named Executive Officers.

(2)

Fiscal 2013 includes the following equity grants to each of the Named Executive Officers: (i) 800,000 SARs which are described below and (ii) 125,000 stock options which vest in three equal increments on June 27, 2014, 2015 and 2016.

Named Executive Officer Employment Agreements

The chart below summarizes the terms and conditions of employment agreements with our Named Executive Officers.

Executive	Term	Base Salary	Equity Grants
Michael Cordani	October 1, 2012 through September 30, 2016	$150,000 per year with increases if performance milestones are met (1)	800,000 stock appreciation rights (2)

Michael Hull	October 1, 2012 through September 30, 2016	$150,000 per year with increases if performance milestones are met (1)	800,000 stock appreciation rights (2)

Peter Cordani	October 1, 2012 through September 30, 2016	$150,000 per year with increases if performance milestones are met (1)	800,000 stock appreciation rights (2)

———————

(1)

Base salary will increase to: (i) $170,000 upon GelTech generating $3,000,000 in revenue in any 12-month period, (ii) $190,000 upon GelTech generating $5,000,000 in any 12-month period and (iii) $200,000 upon GelTech generating $6,000,000 in any 12-month period.  The Committee has the discretion to increase each of the Named Executive Officers base salary. Any such discretionary increase must be based on profitability, positive cash flow or such other factors as the Committee deems important.

(2)

Of the securities: (i) 200,000 vested immediately, (ii) 200,000 vest upon GelTech generating $3,000,000 in revenue in any 12-month period, (iii) another 200,000 vest upon GelTech generating $5,000,000 in revenue in any 12-month period and (iv) another 200,000 vest upon GelTech generating $6,000,000 in revenue in any 12-month period.  The SAR are exercisable at $0.45 per share over a 10-year period.

The Committee will have the discretion to award each of the Named Executive Officers a bonus based upon job performance or any other factors determined by the Committee. In October 2013, the Committee awarded Mr. Michael Cordani a $37,500 bonus.

Additionally, the Named Executive Officers also receive a $600 car allowance.

On June 4, 2013, we terminated Mr. Jerome Eisenberg, our then Executive Chairman, for cause. Mr. Eisenberg had a four year Employment Agreement with GelTech through September 30, 2016. Under that Employment Agreement, his annual salary was $200,000 and he received 800,000 restricted stock units. We filed suit to rescind the Employment Agreement and our Executive Committee has taken formal action to terminate the Restricted Stock Units and all of the options he received as a director. Prior to being terminated, Mr. Eisenberg was deferring $50,000 per year of salary in recognition of our cash position.

Termination Provisions

The table below describes the severance payments that our Named Executive Officers are entitled to in connection with a termination of their employment upon death, disability, dismissal without cause, or for Good Reason.  All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the Regulations thereunder.

	Michael Cordani	Michael Hull	Peter Cordani

Death or Total Disability	One year base salary and all equity shall vest	One year base salary and all equity shall vest	One year base salary and all equity shall vest

Dismissal Without Cause or Termination by Executive for Good Reason (1)	Greater of one year base salary and continuation of base salary through the end of the remaining four year term of the agreement and all equity shall vest	Greater of one year base salary and continuation of base salary through the end of the remaining four year term of the agreement and all equity shall vest	Greater of one year base salary and continuation of base salary through the end of the remaining four year term of the agreement and all equity shall vest

———————

(1)

Good Reason is generally defined as the material diminution of the Named Executive Officers’ duties due to no fault of the executive or any other action or inaction that constitutes a material breach by GelTech under the Employment Agreements.

Risk Assessment Regarding Compensation Policies and Practices as they Relate to Risk Management

Our compensation program for employees does not create incentives for excessive risk taking by our employees or involve risks that are reasonably likely to have a material adverse effect on us. Our compensation has the following risk-limiting characteristics:

●

Our base pay programs consist of competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

●

A portion of executive incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term company results;

●

Awards are not tied to formulas that could focus executives on specific short-term outcomes;

●

Equity awards may be recovered by us should a restatement of earnings occur upon which incentive compensation awards were based, or in the event of other wrongdoing by the recipient; and

●

Equity awards, generally, have multi-year vesting which aligns the long-term interests of our executives with those of our shareholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Outstanding Equity Awards

Listed below is information with respect to unexercised options, stock that has not vested and equity incentive awards for each Named Executive Officer as of June 30, 2013:

Outstanding Equity Awards At Fiscal Year-End

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised or Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Michael Cordani	150,000	(1)	0		0		0.667	March 16, 2018
Chief Executive Officer
	650,000		100,000	(2)	0		1.22	December 7, 2020

	116,667		58,333	(3)	0		0.81	September 20, 2021

	50,000		0		100,000	(4)	0.74	June 20, 2022

	200,000		0		600,000	(5)	0.45	October 1, 2022

	0		125,000	(6)	0		1.10	June 27, 2023

Michael Hull	116,666		33,334	(3)	0		0.81	June, 30, 2021
Chief Financial Officer
	50,000		0		100,000	(4)	0.74	June 20, 2022

	200,000		0		600,000	(5)	0.45	October 1, 2022

	0		125,000	(6)	0		1.10	June 27, 2023

Peter Cordani	185,007	(1)	0		0		0.667	March 16, 2018
Chief Technology Officer
	650,000		100,000	(2)	0		1.22	December 7, 2020

	116,667		58,333	(3)	0		0.81	September 20, 2021

	50,000		0		100,000	(4)	0.74	June 20, 2022

	200,000		0		600,000	(5)	0.45	October 1, 2022

	0		125,000	(6)	0		1.10	June 27, 2023

———————

(1)

Fully vested.

(2)

The unvested options vest on December 31, 2013.

(3)

The unvested options vest in equal increments on December 31, 2013 and June 30, 2014.

(4)

The unvested options vest based upon meeting certain performance milestones. As of June 30, 2013, one of the performance milestones was met. On July 17, 2013, the second of the three milestones was met.

(5)

Of the securities: (i) 200,000 vested immediately, (ii) 200,000 vest upon GelTech generating $3,000,000 in revenue in any 12-month period, (iii) another 200,000 vest upon GelTech generating $5,000,000 in revenue in any 12-month period and (iv) another 200,000 vest upon GelTech generating $6,000,000 in revenue in any 12-month period.

(6)

The unvested options vest in three equal increments on June 27, 2014, 2015 and 2016.

Executive Officer Equity Awards

The following chart reflects the number of stock options we have awarded our current executive officers for the last two completed fiscal years (ended June 30, 2012 and 2013).

Name	Number of Options	Exercise Price per Share ($)	Expiration Date
Michael Cordani (1)	175,000	0.81	September 20, 2021
Michael Cordani (2)	150,000	0.74	June 20, 2022
Michael Cordani (3)	125,000	1.10	June 26, 2023

Peter Cordani (1)	175,000	0.81	September 20, 2021
Peter Cordani (2)	150,000	0.74	June 20, 2022
Peter Cordani (3)	125,000	1.10	June 26, 2023

Michael Hull (2)	150,000	0.74	June 20, 2022
Michael Hull (3)	125,000	1.10	June 26, 2023

———————

(1)

Vests in six equal increments each June 30th and December 31st, with the first vesting date being December 31st, 2011.

(2)

Vests based on GelTech meeting certain performance milestones of which two-thirds of the milestones have been met as of the filing date hereof.

(3)

Vests in three equal increments on June 27, 2014, 2015 and 2016.

Director Compensation

We do not pay cash compensation to our directors for service on our Board and our employees do not receive compensation for serving as members of our Board. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board and committee members. Under the Plan, our non-employee directors receive automatic grants of stock options as compensation for their services on our Board.  Because we do not pay compensation to employee directors, Messrs. Michael Cordani, Joseph Ingarra, Jerome Eisenberg and Peter Cordani were not compensated for their service as directors in fiscal 2013 and are omitted from the following table.  Messrs. Ingarra and Eisenberg are former employee directors.

Fiscal 2013 Director Compensation

Name (a)	Option Awards ($)(d) (1)	Total ($)(j)
Michael Becker	133,231	133,231

Jerome Eisenberg (2)	36,069	36,069

Leonard Mass	131,871	131,871

Phil O’Connell, Jr.	135,150	135,150

———————

(1)

This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718.  These amounts represent awards that are paid in shares of common stock or options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

(2)

Does not include 800,000 restricted stock units granted to Mr. Eisenberg in connection with his employment agreement.  All of the equity granted to Mr. Eisenberg were cancelled.  See page 38.

Director Equity Awards

The following chart reflects the number of stock options we have awarded our current non-employee directors from the last two completed fiscal years (ended June 30, 2012 and 2013).

Name	Number of Options	Exercise Price per Share ($)	Expiration Date

Michael Becker (1)	35,000	0.56	January 3, 2022
Michael Becker (2)	55,000	0.91	July 1, 2022
Michael Becker (1)	5,000	0.36	December 6, 2022
Michael Becker (3)	125,000	0.99	March 11, 2023

Leonard Mass (2)	60,000	1.75	July 1, 2021
Leonard Mass (2)	60,000	0.91	July 1, 2022
Leonard Mass (3)	125,000	0.99	March 11, 2023

Phil O’Connell (2)	60,000	1.75	July 1, 2021
Phil O’Connell (2)	60,000	0.91	July 1, 2022
Phil O’Connell (3)	125,000	0.99	March 11, 2023

———————

(1)

Automatic grant under the Plan in connection with the director’s appointment as a director or a committee member.

(2)

Automatic annual grant under the Plan for service on the Board.

(3)

Vests in three equal increments on March 11, 2014, 2015 and 2016, subject to continued service as a director on each applicable vesting date.

On September 21, 2012, Phil O’Connell was granted 350,000 five-year warrants exercisable at $0.63 per share.

On July 28, 2013, Mr. O’Connell was granted 50,000 fully-vested ten year options exercisable at $1.30 per share. On September 17, 2013, Mr. Leonard Mass was granted 15,000 fully-vested ten year options exercisable at $1.01 per share.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of October 29, 2013 by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our named executive officers and (iv) all of our executive officers and directors of as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors and Named Executive Officers:
Common Stock	Michael Cordani (2)	1,615,888	4.5%
Common Stock	Michael Hull (3)	350,833	*
Common Stock	Peter Cordani (4)	2,091,011	5.8%
Common Stock	Michael Becker (5)	68,333	*
Common Stock	Leonard Mass (6)	327,071	*
Common Stock	Phil O’Connell, Jr. (7)	1,759,898	4.9%
Common Stock	Neil Reger (8)	1,411,772	4.0%
Common Stock	All directors and executive officers as a group (8 persons) (9)	25,800,646	55.3%

5% Shareholder:
Common Stock	Michael Reger (10)	18,275,840	42.8%

———————

* Less than 1%.

(1)

Applicable percentages are based on 35,075,583 shares outstanding as of October 29, 2013, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying options, SARs and warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, GelTech believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. The table includes only vested options, SARs and warrants or options and warrants that will vest and become exercisable within 60 days.

(2)

Michael Cordani: Mr. Cordani is Chairman of the Board and Chief Executive Officer.  Shares are held with Mr. Cordani’s wife as tenants by the entirety. Includes 1,017,667 shares of common stock issuable upon exercise of vested options. Also includes 15,000 shares of common stock held by an adult child of Mr. Cordani. Mr. Cordani disclaims beneficial ownership of these securities and this disclosure shall not be deemed an admission that he is the beneficial owner of either the securities held in the trust or shares held by his children.

As of October 29, 2013, GelTech’s common stock price was $1.03. Because the 200,000 vested SARs (which may not be exercised with cash) held by Mr. Cordani have an exercise price of $0.45, the table above includes 116,000 shares of common stock underlying the SARs (200,000 multiplied by (the closing stock price minus the exercise price)).

(3)

Hull: Mr. Hull is the Chief Financial Officer. Includes 233,333 shares issuable upon the exercise of vested options.

As of October 29, 2013, GelTech’s common stock price was $1.03. Because the 200,000 vested SARs (which may not be exercised with cash) held by Mr. Hull have an exercise price of $0.45, the table above includes 116,000 shares of common stock underlying the SARs (200,000 multiplied by (the closing stock price minus the exercise price)).

(4)

Peter Cordani: Mr. Peter Cordani is a director, President and Chief Technology Officer. Includes shares held by North Carolina River Ridge II LLC, a company managed by Mr. Peter Cordani. It owns 651,987 shares of common stock. Thus, under SEC rules, Mr. Peter Cordani is considered the beneficial owner as explained in Note (1). Also includes 1,051,675 shares issuable upon the exercise of vested options. Mr. Cordani is the trustee of three trusts which own 271,349 shares of GelTech.

As of October 29, 2013, GelTech’s common stock price was $1.03. Because the 200,000 vested SARs (which may not be exercised with cash) held by Mr. Cordani have an exercise price of $0.45, the table above includes 116,000 shares of common stock underlying the SARs (200,000 multiplied by (the closing stock price minus the exercise price)).

(5)

Becker: Mr. Becker is a director. Includes 36,667 shares issuable upon the exercise of vested options.

(6)

Mass: Mr. Mass is a director. Includes 263,333 shares issuable upon the exercise of vested options.

(7)

O’Connell: Mr. O’Connell is a director. Includes 350,000 shares issuable upon the exercise of warrants and 345,000 shares issuable upon the exercise of vested options. Also includes: (i) 95,241 shares jointly held by Mr. O’Connell and his wife, (ii) 915,407 shares held by the Phil D. O’Connell, Jr. Revocable Trust, of which Mr. O’Connell is the trustee, (iii) 23,750 shares held by Mr. O’Connell’s wife and (iv) 40,500 shares held in trusts for Mr. O’Connell’s children, of which Mr. O’Connell is the trustee. Mr. O’Connell disclaims beneficial ownership of the securities held by his wife and this disclosure shall not be deemed an admission that he is the beneficial owner of the securities held by his wife.

(8)

Neil Reger: Mr. Reger is a director.  Includes: (i) 542,307 shares of common stock and 200,000 shares issuable upon the exercise of warrants directly held by Mr. Reger and (ii) 469,465 shares of common stock and 200,000 shares issuable upon exercise of warrants held by Mr. Reger’s wife.

(9)

Total D&O: Includes securities beneficially owned by Michael Reger, our Chief Operating Officer.

(10)

Reger: These shares all also included in the “All directors and executive officers as a group” beneficial ownership amount. See Note 9 above. Includes 434,681 shares of common stock held in a grantor retained annuity trust of which Mr. Reger is the trustee. Also includes 6,707,094 shares issuable upon the conversion of convertible notes and 912,500 shares issuable upon the exercise of warrants. Address is 777 Yamato Road, Suite 300, Boca Raton, Florida 33431.

RELATED PERSON TRANSACTIONS

In addition to Michael and Peter Cordani, the following related parties are employed at GelTech:

●

Michael Cordani’s wife as a bookkeeper at $1,200 per week,

●

Michael and Peter Cordani’s father is employed as a researcher at $2,123 per week, and

●

Michael and Peter Cordani’s mother as a receptionist at $600 per week.

We believe all of these salaries are at or are below the going rate of what such services would cost on the open market.

Mr. Michael Reger, son of Neil Reger, a director, is employed as Chief Operating Officer.  To date, Mr. Reger has been paid no compensation for his employment with GelTech.

From August 2008 through May 2009, GelTech and Mr. Michael Reger, GelTech’s principal shareholder (and now its Chief Operating Officer), entered into a number of transactions relating to Michael Reger lending GelTech money under a revolving line of credit. On February 18, 2011, GelTech and Michael Reger renegotiated their line of credit and reduced the principal on the line of credit by $1 million. Michael Reger agreed to accept 892,857 shares of GelTech’s common stock in consideration for cancelling $1 million of the $2,497,483 line of credit, which was due in May 2011. The remaining $1,497,483 owed under the line of credit was converted into a five-year note which was convertible at $1.12 per share bearing 5% interest per year, or the “2011 Note.” In connection with the loan cancellation, GelTech issued Michael Reger 1,000,000 five-year warrants exercisable at $1.25 per share and 300,000 five-year warrants exercisable at $1.75 per share.

On March 29, 2012, Michael Reger was issued a $332,996 six-month convertible note, or the “March 2012 Note.” The March 2012 Note was issued in consideration for Michael Reger lending GelTech $250,000 as a new investment and $74,874, which was the interest owed as of February 18, 2012 on the 2011 Note.  The March 2012 Note was an original issue discount note with interest of 5% per annum convertible into GelTech’s common stock at $0.50 per share. On September 28, 2012, Michael Reger converted the March 2012 Note.  Additionally, in connection with GelTech’s offer of a reduced exercise price to all outstanding warrant holders who exercised as of a certain date. Mr. Michael Reger exercised all of his warrants at $0.50 per share.   In December 2012, Michael Reger lent GelTech $250,000 and was issued a $275,000 one-year 10% original issue discount note convertible at $0.35 per share, or the “December 2012 Note.”

On February 1, 2013, Michael Reger lent GelTech $250,000.  In connection with this loan, GelTech consolidated all of the outstanding notes held by Michael Reger and issued him a $1,997,483 note convertible at $0.35 per share due December 31, 2016, or the “2013 Note.”  Michael Reger cancelled the 2011 Note and the December 2012 Note.  The 2013 Note bears an annual interest rate of 7.5% with interest to be paid annually in cash or common stock at $0.35 per share at Michael Reger’s option.  Also on February 1, 2013, GelTech issued Michael Reger 210,226 shares of common stock in lieu of a cash payment for $73,579 of interest owed under the 2011 Note and the December 2012 Note.

Jerome Eisenberg, a former director and Executive Chairman, is an officer of TFISA a company that was specifically formed to distribute FireIce® and SkinArmor™.TFSIA and GelTech entered into an agreement in July 2009, prior to Mr. Eisenberg becoming a director.  For the term of the Agreement, TFISA had exclusive rights to distribute:

●

FireIce® to governmental agencies worldwide including the U.S. excluding (i) any municipal, state owned or volunteer fire-fighting company or any state fire-fighting instrumentality in the U.S. and (ii) sales of FireIce® Products to the Forest Service.

●

SkinArmor™ worldwide; and

●

Eductors to apply FireIce® together with FireIce® Truck to all of Europe and various other countries throughout the world.

As of the filing date hereof, no sales have been made by TFISA. Furthermore, TFISA has not purchased any products from GelTech. In March 2013, GelTech gave TFSIA 180 days’ notice to terminate the Agreement subject to GelTech’s rights under the Agreement. TFSIA's counsel has notified GelTech that it will sue for damages. GelTech's position is that there is no liability and there are no damages since TFSIA never generated any sales over four years as an exclusive sales agent.

On December 20, 2011, Michael Cordani, our Chief Executive Officer and a director, and Joe Ingarra, our former President and director lent GelTech $10,000 and $29,380, respectively. In connection with these loans, GelTech issued Messrs. Cordani and Ingarra promissory notes payable on demand. We have repaid all of these loans.

On December 21, 2011, Michael Hull, our Chief Financial Officer, lent GelTech $50,000 and was issued a 60-day promissory note. In connection with the loan, GelTech re-priced 150,000 of Mr. Hull’s options from $1.95 to $0.60. GelTech has repaid this note. Additionally, on December 21, 2011, GelTech issued 441,177 shares of common stock to Phil O’Connell, a director of GelTech, in exchange for exercising warrants and as settlement of an outstanding claim for loans (totaling approximately $304,000) made by the director to GelTech’s predecessor.

On March 9, 2012, Mr. Eisenberg lent GelTech $75,000 and was issued a $76,875 six month original issue discount note with an effective annual interest rate of 5%. The note is convertible into GelTech’s common stock $0.50 per share. In September 2012, Mr. Eisenberg exchanged his note for a one year convertible original issue discount note in the amount of $86,100 convertible at $0.50 per share.  In September 2013, GelTech pre-paid Mr. Eisenberg’s note.

In connection with Mr. Ingarra’s resignation, GelTech agreed to pay Mr. Ingarra 12 months of severance at the same rate as his current base salary, or $150,000 (plus COBRA reimbursement) payable in accordance with GelTech’s standard payroll practices with the first 10 months paid each month and the last four months paid once a month (in one-half of the monthly rate installments).  The severance was in lieu of the approximately 45 months due under his Employment Agreement under certain circumstances.  Additionally, GelTech granted Mr. Ingarra 112,500 fully-vested stock options exercisable at $0.39 per share, subject to a lockup agreement for the option shares and the other shares he currently owns.  All other stock options and stock appreciation rights, or SARs, previously granted to Mr. Ingarra have been cancelled.

In February 2013, GelTech sold 482,758 shares of common stock and received $280,000 from Michael Cordani, our Chief Executive Officer and Peter Cordani, our President and Chief Technology Officer.  Additionally, Michael Reger purchased 1,285,714 shares of common stock for $450,000.  In June 2013, GelTech sold 250,000 shares of common stock and 125,000 warrants exercisable at $1.25 per share and received $200,000 from Michael Reger.  In July 2013, Michael Reger lent GelTech $1,000,000.  In connection with this loan, GelTech issued Michael Reger a $1,000,000 note convertible at $1.00 per share due July 11, 2018 and 500,000 five-year warrants exercisable at a $1.30 per share.  The note bears an annual interest rate of 7.5%.  In October 2013, Michael Reger purchased 200,000 shares of common stock and 100,000 five-year warrants exercisable at $1.00 per share for $150,000. Also in October 2013, Mr. Neil Reger, a director, and his wife each purchased 200,000 shares of common stock and 100,000 five-year warrants exercisable at $1.00 per share for $150,000.

THE LINCOLN PARK TRANSACTION

On September 1, 2010, GelTech and Lincoln Park executed the Prior Agreements whereby GelTech had the right to sell, at its sole discretion, to Lincoln Park up to $5,000,000 of our common stock, over a 30-month period.  On January 3, 2012, the Prior Agreements were terminated by mutual agreement.  Under the Prior Agreements, we sold Lincoln Park 2,348,063 shares of common stock and received $3,358,866.

As of January 4, 2012, GelTech and Lincoln Park entered into the Purchase Agreement and Registration Rights Agreement.  Under the Purchase Agreement, Lincoln Park is obligated to purchase from us up to $5.0 million of our common stock, from time to time through July 4, 2014.  Under the Purchase Agreement, we have sold Lincoln Park 2,913,997 shares of common stock in exchange for $1,990,003 and additional 323,565 shares as additional commitment shares related to those sales.

Through July 4, 2014, we have the right, but not the obligation, to direct Lincoln Park to purchase up to approximately $3.0 million of our common stock in amounts up to $30,000 as often as every two business days under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances. No sales of shares may occur at a purchase price below $0.35 per share.  The price of our stock as of October 29, 2013 was $1.03.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We have issued 150,000 shares of our stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement and we are obligated to issue up to an additional 276,435 shares pro rata as Lincoln Park purchases up to approximately $3.0 million of our common stock as directed by us. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our stock then we would issue 4,592 shares of the pro rata commitment fee which is the product of $50,000 (the amount we have elected to sell) divided by $4,900,000 (the remaining amount we could have sold to Lincoln Park under the Purchase Agreement at inception, multiplied by 450,000 which was the total number of pro rata commitment shares.  The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.  Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Purchase of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct Lincoln Park to purchase $30,000 of our common stock (subject to the $0.35 minimum purchase price being met).  The purchase price per share is equal to the lesser of:

●

the lowest sale price of our common stock on the purchase date; or

●

the average of the three lowest closing sale prices of our common stock during the 12 business days prior to the date that notice is received by Lincoln Park.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.  In addition to the $30,000 purchase amount, GelTech may accelerate the amounts of the purchases. The price at which Lincoln would purchase accelerated amounts of our stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous 10 business days prior to the purchase date.  The actual amount of stock we have the right to sell to Lincoln Park every two-business days will be based upon the price of our common stock, as follows:

PRICE PER SHARE	DOLLAR AMOUNT OF STOCK WE CAN SELL
$0.35 - $0.89	$30,000
$0.90 - $1.19	$90,000
$1.20 - $1.99	$150,000
$2.00 - $2.49	$270,000
$2.50 or Higher	$530,000

The actual number of shares we sell will be determined by dividing the payment to us by the actual purchase price per share.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price of $0.35.  We will not sell to Lincoln Park shares of common stock below $0.35. Specifically, Lincoln Park shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.35.

Events of Default

The Purchase Agreement contains a number of events constituting an “Event of Default”, including:

●

while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement (including, without limitation, the issuance of a stop order) or is unavailable to Lincoln Park for sale of our common stock offered hereby and such lapse or unavailability continues for a period of 30 consecutive business days or for more than an aggregate of 60 business days in any 365-day period;

●

suspension by our principal market of our common stock from trading for a period of three consecutive business days;

●

the delisting of our common stock from our principal market provided our common stock is not immediately thereafter trading on any national securities exchange;

●

ceasing to be DTC eligible and/or failing to participate on the DWAC F.A.S.T. system;

●

our transfer agent’s failure for five business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to under the Purchase Agreement;

●

any material breach of the representations or warranties or covenants contained in the purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five business days; or

●

any participation in insolvency or bankruptcy proceedings by or against us.

In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.  During an event of default, all of which are outside the control of Lincoln Park, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the terms of the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

All shares of common stock that are registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period ending in July 2014.  The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  Lincoln Park may ultimately acquire all, some or none of the shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to Lincoln Park of up to $5.0 million of our common stock exclusive of the 600,000 commitment shares issued, or to be issued. The number of shares ultimately offered for sale by Lincoln Park under this prospectus is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement.

Of the shares being registered, 932,977 shares have already been sold to Lincoln Park and 1,486,003 shares have not been sold and are not outstanding.  The following table sets forth the amount of proceeds we would receive from Lincoln Park from the sale of shares (which have not been sold Lincoln Park) at varying purchase prices:

Assumed Average Purchase Price ($)	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)(3)	Additional Proceeds from the Sale of Registered Shares to Lincoln Park Under the Purchase Agreement ($)
$0.35 (4)	1,248,448	3.44%	607,128
$1.00	1,320,653	3.64%	1,209,568
$1.03 (5)	1,323,986	3.65%	1,245,855
$2.00	1,431,739	3.95%	2,419,136
$3.00	1,279,767	3.53%	3,009,997

———————

(1)

Although the Purchase Agreement provides that we may sell up to an additional $4,900,000 of our common stock to Lincoln Park, we have already sold 2,913,977 shares and issued 323,565 additional commitment shares for proceeds of $1,990,003 and are only registering 1,209,568 shares to be purchased and 276,435 additional commitment shares to be issued thereunder, which may or may not cover all such shares purchased by them under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares which are registered in this offering.

(2)

The number of registered shares to be issued includes the additional commitment shares issuable to Lincoln Park (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares.

(3)

The denominator is based on 35,075,583 shares outstanding and the number of shares set forth in the adjacent column which includes any commitment shares issued pro rata if up to the remaining $3.0 million is purchased by Lincoln Park. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(4)

Under the Purchase Agreement, GelTech may not sell and Lincoln Park cannot purchase any shares in the event the price of our stock is below $0.35.

(5)

The closing price of our common stock on October 29, 2013.

SELLING SHAREHOLDER

The shares of common stock being offered by the selling shareholder are to be issued to Lincoln Park under the Purchase Agreement.  Except for the Prior Agreement, Lincoln Park has not had any material relationship with us within the past three years.

We do not know when or in what amounts Lincoln Park may offer shares for sale.  Lincoln Park may not sell any or all of the shares offered by this prospectus.  Because Lincoln Park may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Lincoln Park after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Lincoln Park.

The following table presents information regarding Lincoln Park.  The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Lincoln Park.

Selling Shareholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering Assuming GelTech Issues Maximum No. of Shares in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	962,977	(2)	2.7	% (2)	2,448,980	(3)	*

———————

* Less than 1%.

(1)

Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)

Includes 323,565 shares issued as commitment shares and 639,412 shares sold under the Purchase Agreement as of October 30, 2013. We may at our discretion elect to issue to Lincoln Park up to an additional 2,271,854 shares of our common stock under the Purchase Agreement but Lincoln Park does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.  Includes 200,000 shares issuable upon the exercise of a warrant acquired in September 2010.  The exercise of the warrant is subject to a 4.99% conversion blocker, which prevents exercise if Lincoln Park would beneficially own more than 4.99% of our common stock.  Neither the warrants nor the shares underlying the warrants are registered pursuant to this or any other registration statement.

(3)

This assumes GelTech offers the maximum number of shares in the offering.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.  In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

●

The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;

●

Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

●

On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders. We have not opted out of this Statute.  This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

We have appointed Transfer Online, Inc. of Portland, Oregon is acting as our stock transfer agent. Their contact information is: 512 SE Salmon Street, Portland, Oregon 97214, phone number (503) 227-2950, facsimile (503) 227-6874, www.transferonline.com.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park, the selling shareholder.  The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●

ordinary brokers’ transactions;

●

transactions involving cross or block trades;

●

through brokers, dealers, or underwriters who may act solely as agents;

●

“at the market” into an existing market for the common stock;

●

in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●

in privately negotiated transactions; or

●

any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Lincoln Park is an “underwriter” within the meaning of the Securities Act.

Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between Lincoln Park, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify Lincoln Park and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Lincoln Park and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Lincoln Park that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GelTech pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for the years ended June 30, 2013 and 2012 have been audited by Salberg & Company, P.A., an independent registered public accounting firm as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.  We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement.  The website address is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GelTech Solutions, Inc.

We have audited the accompanying consolidated balance sheets of GelTech Solutions, Inc. and Subsidiaries (the “Company”) as of June 30, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended June 30, 2013.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GelTech Solutions, Inc. and Subsidiaries as of June 30, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and net cash used in operating activities in 2013 of $5,221,747 and $4,195,655, respectively, and has a working capital deficit, accumulated deficit and stockholders’ deficit of $556,140, $28,021,633 and $2,270,386, respectively, at June 30, 2013. These matters raise substantial doubt about the Company's ability to continue as a going concern.  Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

Salberg & Company, P.A.

Boca Raton, Florida

September 27, 2013

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2013	2012
ASSETS

Cash and cash equivalents	$90,275	$84,194
Accounts receivable trade, net	37,277	55,160
Inventories	588,703	546,118
Prepaid expenses and other current assets	66,756	45,785
Total current assets	783,011	731,257

Furniture, fixtures and equipment, net	158,184	188,779
Deposits	26,886	15,631

	$968,081	$935,667
LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable	$265,122	$234,375
Accrued expenses	176,734	72,637
Litigation accrual	505,000	1,646,000
Accrual for severance agreement	102,056	—
Notes payable - related parties	—	84,380
Convertible notes - related parties, net of discount	79,261	283,230
Convertible notes - third parties, net of discount	192,163	74,214
Insurance premium finance contract	11,796	9,250
Deferred revenue	7,019	—
Total current liabilities	1,339,151	2,404,086
Convertible note - related party	1,899,316	1,497,483
Total liabilities	3,238,467	3,901,569

Commitments and contingencies (Note 10)

Stockholders' deficit
Preferred stock: $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $0.001 par value; 50,000,000 shares authorized; 33,084,671 and 24,914,474 shares issued and outstanding as of June 30, 2013 and 2012, respectively.	33,084	24,914
Additional paid in capital	25,718,163	19,809,070
Accumulated deficit	(28,021,633)	(22,799,886)
Total stockholders' deficit	(2,270,386)	(2,965,902)

Total liabilities and stockholders' deficit	$968,081	$935,667

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2013	2012

Sales	$526,010	$419,577

Cost of goods sold	180,427	185,419

Gross profit	345,583	234,158

Operating expenses:
Selling, general and administrative expenses	6,103,435	5,035,418
Research and development	179,158	83,707

Total operating expenses	6,282,593	5,119,125

Loss from operations	(5,937,010)	(4,884,967)

Other income (expense)
Interest income	864	466
Loss on settlement	(5,088)	(301,500)
Loss on sale of assets	(9,822)	—
Loss on extinguishment of debt	(25,515)	—
Other income (loss)	1,298,920	(1,646,000)
Cost of repricing warrants to induce exercise	(70,491)	(17,753)
Interest expense	(473,605)	(280,305)

Total other income (expense)	715,263	(2,245,092)

Net loss	$(5,221,747)	$(7,130,059)

Net loss per common share - basic and diluted	$(0.18)	$(0.31)

Weighted average shares outstanding - basic and diluted	29,479,048	23,036,823

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

			Additional
	Common Stock		Paid In	Accumulated
	(Shares)	Par Value	Capital	Deficit	Total

Balance at July 1, 2011	22,104,570	$22,105	$16,452,674	$(15,669,827)	$804,952

Common stock issued for cash	1,143,400	1,143	570,557	—	571,700
Common stock issued in connection with stock purchase agreement	1,002,749	1,002	608,998	—	610,000
Common stock upon exercise of options	35,000	35	33,300	—	33,335
Common stock issued upon exercise of warrants	215,000	215	107,285	—	107,500
Common stock issued as settlement	441,177	441	299,559	—	300,000
Options vested	—	—	1,371,519	—	1,371,519
Beneficial conversion feature of debt offerings	—	—	347,398	—	347,398
Cost of repricing warrants to induce warrant exercise	—	—	17,753	—	17,753
Rescission of option exercise	(27,422)	(27)	27	—	—
Net loss for the fiscal year ended June 30, 2012	—	—	—	(7,130,059)	(7,130,059)

Balance at June 30, 2012	24,914,474	24,914	19,809,070	(22,799,886)	(2,965,902)

Common stock issued for cash	3,539,321	3,539	1,654,461	—	1,658,000
Common stock issued in connection with stock purchase agreement	1,333,820	1,334	808,669	—	810,003
Common stock and warrants issued for cash	375,000	375	299,625	—	300,000
Common stock issued upon exercise of options	11,667	12	6,522	—	6,534
Common stock issued upon exercise of warrants	1,829,171	1,829	908,171	—	910,000
Common stock issued for interest	210,226	210	77,574	—	77,784
Grant of restricted stock units	200,000	200	89,800	—	90,000
Convertible note conversions	870,992	871	434,624	—	435,495
Cancellation of restricted stock units grant under clawback provision	(200,000)	(200)	(89,800)	—	(90,000)
Options and stock appreciation rights vested	—	—	1,407,534	—	1,407,534
Beneficial conversion feature of debt offerings	—	—	309,342	—	309,342
Cost of repricing warrants to induce warrant exercise	—	—	70,491	—	70,491
Cancellation of stock appreciation rights grant under clawback provision	—	—	(67,920)	—	(67,920)
Net loss for the fiscal year ended June 30, 2013	—	—	—	(5,221,747)	(5,221,747)

Balance at June 30, 2013	33,084,671	$33,084	$25,718,163	$(28,021,633)	$(2,270,386)

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended June 30,
	2013	2012
Cash flows from operating activities
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(5,221,747)	$(7,130,059)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	49,269	51,301
Bad debt expense	—	2,739
Amortization of beneficial conversion feature of convertible notes	—	193,044
Amortization of original issue discounts related to convertible notes	385,650	6,924
Amortization of stock based prepaid consulting	—	42,500
Equity compensation expense	1,497,534	1,371,519
Cost of repricing warrants to induce exercise	70,491	17,753
Loss on disposal of assets	9,822	—
Loss on stock issued for interest	4,205	—
Common stock issued as settlement	—	300,000
Other income from the clawback of equity compensation	(157,920)	—
Reversal of litigation accrual	(941,000)	—
Payment by insurance company of prior period litigation expense	(200,000)	—
Changes in assets and liabilities:
Accounts receivable	17,883	45,925
Inventories	(42,585)	(152,684)
Prepaid expenses and other current assets	26,500	27,930
Other assets	(11,255)	—
Accounts payable	30,748	(36,490)
Accrual for severance agreement	102,056	—
Deferred revenue	7,019	—
Accrued expenses	177,675	1,625,067
Net cash used in operating activities	(4,195,655)	(3,634,531)
Cash flows from Investing Activities
Proceeds from sale of asset	15,000	—
Purchases of equipment	(43,496)	(30,258)
Net cash used in investing activities	(28,496)	(30,258)
Cash flows from Financing Activities
Proceeds from sale of stock through private placements	1,658,000	1,181,700
Proceeds from sale of stock and warrants through private placements	300,000	—
Proceeds from sale of stock under stock purchase agreement	810,003	—
Proceeds from exercise of warrants	910,000	65,000
Proceeds from exercise of stock options	6,534	75,835
Proceeds from related party advances	—	89,380
Payments on notes with related parties	(84,380)	(5,000)
Proceeds from convertible notes with third parties	175,000	105,000
Proceeds from convertible notes with related parties	500,000	325,000
Payments on Insurance Finance Contract	(44,925)	(44,908)
Net cash provided by financing activities	4,230,232	1,792,007
Net increase (decrease) in cash and cash equivalents	6,081	(1,872,782)
Cash and cash equivalents - beginning	84,194	1,956,976
Cash and cash equivalents - ending	$90,275	$84,194

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Year Ended June 30,
	2013	2012
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,702	$2,843
Cash paid for income taxes	$—	$—
Supplementary Disclosure of Non-cash Investing and Financing Activities:
Financing of prepaid insurance contracts	$47,471	$43,931
Beneficial conversion feature of convertible notes	$309,342	$347,398
Conversion of notes for common stock	$435,495	$—
Accrued interest financed with convertible note	$—	$74,874
Common stock issued for interest	$77,784	$—

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

1.

NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

GelTech Solutions, Inc., or GelTech, markets the following products: (1) FireIce®, a water enhancing powder that can be utilized both as a fire suppressant in urban firefighting, including underground utility fires, and in wildland firefighting and as a medium-term fire retardant to protect wildlands, structures and firefighters; (2) Emergency Manhole FireIce Delivery System, or EMFIDS, an innovative system designed to deliver FireIce® into a manhole in the event of a fire; (3) FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires; (4) Soil2O® “Dust Control”, our new application which is used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues; and (5) Soil2O®, a product which reduces the use of water and is primarily marketed to golf courses, commercial landscapers and the agriculture market.  Our financial statements have been prepared on a going concern basis, and we need to generate sufficient material revenues to support the ongoing business of GelTech.

The corporate office is located in Jupiter, Florida.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its three wholly-owned subsidiaries: FireIce Gel, Inc., GelTech International, Inc. and Weather Tech Innovations, Inc. There has been no activity in Weather Tech Innovations, Inc. and GelTech International, Inc.  All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company’s cash equivalents consist of a brokerage money market account.

Investments in Marketable Securities

The Company may invest in various marketable securities and accounts for such investments in accordance with ASC 320-10.

Certain securities that the Company may invest in may be determined to be non-marketable. Non-marketable securities where the Company owns less than 20% of the investee are accounted for at cost pursuant to ASC 323-10.

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Trading securities that the Company may hold are treated in accordance with ASC 320-10 with any unrealized gains and losses included in earnings. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Investments classified as held-to-maturity are carried at amortized cost. In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

The Company periodically reviews its investments in marketable and non-marketable securities and records a reserve for impairment for any securities whose value is considered non-recoverable. The Company's determination of whether a security is other than temporarily impaired incorporates both quantitative and qualitative information. GAAP requires the exercise of judgment in making this assessment for qualitative information, rather than the application of fixed mathematical criteria. The Company considers a number of factors including, but not limited to, the length of time and the extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer, the reason for the decline in fair value, changes in fair value subsequent to the balance sheet date, and other factors specific to the individual investment. The Company's assessment involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. Senior management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method.

Property and Equipment and Depreciation

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of 3 to 7 years. Leasehold improvements are amortized over the lesser of the lease term or the useful life of the improvements. Expenditures for maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with ASC 820 "Fair Value Measurements and Disclosures". For certain of our financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The carrying amount of our convertible and other debt approximates the fair value because the interest rate on those debts do not vary materially from the market rate for similar debt instruments.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

Effective July 1, 2008, we adopted accounting guidance for fair value measurements of financial assets and liabilities and adopted the same guidance for non-financial assets and liabilities effective July 1, 2009. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:

Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:

Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:

Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company had no financial or non-financial assets or liabilities measured at fair value and subject to this accounting standard as of June 30, 2013 or 2012.

Revenue Recognition

Revenue from sales of products is recognized when persuasive evidence of an arrangement exists, products have been shipped to the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant.  Revenue is shown net of returns and allowances.  The Company does provide certain customers with the right of return for unsold product.  Sales to these customers are recorded as the customer sells the product, thus removing the right of return.

Products shipped from either our third-party fulfillment companies or our Jupiter, Florida or Irwindale, California locations are shipped FOB shipping point. Normal payment terms are net 30 or net 60 days depending on the arrangement we have with the customer. As such, revenue is recognized when product has been shipped from either the third-party fulfillment company or from the Jupiter, Florida or Irwindale, California locations.

The Company follows the guidance of ASC 605-50-25, “Revenue Recognition, Customer Payments”. Accordingly, any incentives received from vendors are recognized as a reduction of the cost of products. Promotional products or samples given to customers or potential customers are recognized as a cost of goods sold.  However, products we utilize to perform demonstrations for potential customers are recorded as a marketing expense in operations.  During the fiscal years ended June 30, 2013 and 2012, these demonstration costs amounted to $10,889 and $50,622, respectively. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

Shipping and Handling Costs

Amounts invoiced to customers for shipping and handling are included in revenues. Shipping and handling costs related to sales of products are included in selling, general and administrative expenses and were $51,943 and $63,726 in 2013 and 2012, respectively.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

Research and Development

In accordance with ASC 730-10 expenditures for research and development of the Company's products are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs of $179,158 and $83,707 for the fiscal years ended June 30, 2013 and 2012, respectively.

Advertising

The Company conducts advertising for the promotion of its products and services. In accordance with ASC 720-35, advertising costs are charged to operations when incurred; such amounts aggregated $26,931 in fiscal 2013 and $82,719 in fiscal 2012.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable; however, actual results could differ materially from these estimates. Significant estimates in fiscal 2013 and fiscal 2012 include the allowance for doubtful accounts, depreciation and amortization, valuation of inventories, valuation of the beneficial conversion features associated with convertible notes, valuation of options and warrants granted for services or settlements, valuation of common stock granted for services or for debt conversion, accruals for litigation losses and the valuation of deferred tax assets.

Net Earnings (Loss) per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10. ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. For the years ended June 30, 2013 and 2012, there was no separate computation of dilutive net loss per share since the common stock equivalents outstanding were anti-dilutive due to the net losses. At June 30, 2013 there were options to purchase 8,097,840 shares and warrants to purchase 1,883,700 shares of common stock outstanding which may dilute future earnings per share. In addition, there are 6,336,267 shares reserved for issuance related to convertible note agreements.

Stock-Based Compensation

 The Company accounts for stock-based compensation in accordance with ASC 718-10 “Compensation – Stock Compensation” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and  stock appreciation rights are based on estimated fair values. Stock option compensation expense recognized under ASC 718-10 for the years ended June 30, 2013 and 2012 was $1,497,534 and $1,371,519, respectively, related to employee, director and advisory board stock options, and is included in selling, general and administrative expenses in the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At June 30, 2013, the total compensation cost for stock options not yet recognized was $1,752,879. This cost will be amortized on a straight-line basis over the remaining requisite service period of the options.

The Company accounts for non-employee stock based awards at fair value in accordance with the measurement and recognition criteria of ASC 505-50 "Equity Based payments to Non-Employees. Stock based compensation to non-employees recognized for the years ended June 30, 2013 and 2012 was $-0- and $322,850, respectively.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

2007 Equity Incentive Plan

In January 2007, the Company established the 2007 Equity Incentive Plan under which provided for the issuance of up to 1,500,000 stock options, stock appreciation rights, restricted stock or restricted stock units to our directors, employees and consultants. In September 2008, the Board of Directors approved an amendment to the Company’s 2007 Equity Incentive Plan to increase the number of shares authorized by the plan from 1,500,000 to 3,500,000.  In fiscal 2012, Board of Directors increased the number of share authorized under the Plan to 4,500,000.  In June 2013, the Board of Directors approved an amendment to increase the number of shares authorized by the plan to 15,000,000.

Under the Equity Incentive Plan, all directors who are not employees or own 10% or more of the Company’s outstanding stock at the time of grant shall automatically receive a grant of stock options as follows:

Initial Grants

A – Chairman of the Board

- 50,000 options

B – Director

- 30,000 options

C – Chair of a Committee

- 10,000 options

D – Member of a Committee

- 5,000 options

In June 2013, the Board of Directors increased the annual grants to the following amounts:

Annual Grants

A – Chairman of the Board

- 70,000 options

B – Director

- 100,000 options

C – Chair of a Committee

- 200,000 options

D – Member of a Committee

- 10,000 options

All initial grants of options to new non-employee directors and committee members vest annually over a three year period on the anniversary date of the grant, subject to continuing service as a director, Committee member, Chairman of the Board or Chairman of a Committee on the applicable vesting date. Options automatically granted annually under the 2007 Equity Incentive Plan vest the following June 30th, subject to continuing service as a director. Because our Chairman of the Board is an employee, he is not eligible for a grant. The exercise price of options or stock appreciation rights granted under the 2007 Equity Incentive Plan shall not be less than the fair market value of the underlying common stock at the time of grant. In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders. Options and stock appreciation rights granted under the 2007 Equity Incentive Plan shall expire no later than ten years after the date of grant. The option price may be paid in United States dollars by check or wire transfer or, at the discretion of the Board of Directors or Compensation Committee, by delivery of shares of our common stock having fair market value equal as of the date of exercise to the cash exercise price, or a combination thereof.

The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by the Board of Directors or the Compensation Committee, in their sole discretion. The purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

The Board of Directors or the Compensation Committee may from time to time alter, amend, suspend, or discontinue the Equity Incentive Plan with respect to any shares as to which awards of stock rights have not been granted. However no rights granted with respect to any awards under this Equity Incentive Plan before the amendment or alteration shall be impaired by any such amendment, except with the written consent of the grantee. Under the terms of the Equity Incentive Plan, the Board of Directors or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions. The vesting may be time-based or based upon meeting performance standards, or both.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

In April 2010, the Company amended the 2007 Equity Incentive Plan to increase the number of stock options granted annually to directors from 20,000 to 50,000.  In June 2013, the Company amended the 2007 Equity Incentive Plan to increase the number of stock options granted annually to directors to 100,000.

All of our Stock Option Agreements provide for “clawback” provisions, which enable our Board of Directors to cancel stock awards and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, "Accounting for Income Taxes," which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provisions of the ASC 740 -10 related to, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

Effective July 1, 2007, the Company adopted ASC 740-10-25 Definition of Settlement, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of June 30, 2013, the fiscal tax years ended June 30, 2010, 2011 and 2012 are still subject to audit.

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to hire and retain external legal counsel to advise it on regulatory, litigation and other matters. The Company expenses these costs as the related services are received.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

If a loss is considered probable and the amount can be reasonably estimated, the Company recognizes an expense for the estimated loss. If the Company has the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss, if recovery is also deemed probable.

New Accounting Pronouncements

ASUs which were not effective until after June 30, 2013 are not expected to have a significant effect on the Company's consolidated financial position or results of operations.

2.

GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. The Company has a net loss and net cash used in operating activities in fiscal 2013 of $5,221,747 and $4,195,655 respectively and has a working capital deficit, accumulated deficit and stockholders’ deficit of $556,140, $28,021,633 and $2,270,386, respectively, at June 30, 2013. In addition, the Company has not yet generated revenue sufficient to support ongoing operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the year ended June 30, 2013 the Company received $1,658,000 in exchange for common stock and $300,000 in exchange for common stock and warrants in connection with private placements, received $910,000 in connection with the exercise of warrants and received $675,000 in exchange for convertible notes. In addition,  the Company  received $810,003 under the stock purchase agreement with Lincoln Park Capital, signed in January 2012, and has the ability to sell another $3.6 million under the agreement.

Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

3.

ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 2013 and 2012 was as follows:

	2013	2012
Accounts receivable	$70,062	$95,685
Allowance for doubtful accounts	(32,785)	(40,525)
	$37,277	$55,160

Bad debt expense on trade accounts receivable for 2013 and 2012 was $-0- and $2,739, respectively.

4.

INVENTORIES

Inventories consisted of the following at June 30, 2013 and 2012:

	2013	2012
Finished goods	$333,987	$364,630
Raw materials	254,716	181,488
	$588,703	$546,118

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

5.

FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment consisted of the following as of June 30, 2013 and 2012:

	Estimated	June 30,
	Useful Life	2013	2012

Equipment	3 - 5 years	$88,875	$69,538
Storage facilities	3 years	20,802	19,717
Vehicles	5 - 7 years	164,232	189,897
Furniture and fixtures	5 years	20,420	20,420
		294,329	299,572
Accumulated depreciation		(136,145)	(110,793)
		$158,184	$188,779

Depreciation expense in 2013 and 2012 was $49,269 and $51,301, respectively.

6.

CONVERTIBLE AND NON-CONVERTIBLE NOTE AGREEMENTS

On May 29, 2009, the Company received a line of credit (“Line of Credit”) from the Company’s principal stockholder (the “Lender”). In connection with this Line of Credit, the Company executed a Revolving Promissory Note which permitted the Company to borrow up to $2,500,000. Interest, at an annual rate of 5%, was due monthly on the 20th day of each month which commenced on July 20, 2009.

In February 2011, the Company renegotiated the Line of Credit Agreement with the Lender. As part of the renegotiation, the Company issued 892,857 shares of the Company’s common stock and five-year warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $1.25 per share in exchange for a $1,000,000 reduction in the principal amount of the Line of Credit. In addition, the remaining principal amount due under the line of credit of $1,497,483 was replaced by a five-year convertible note of the same amount, convertible at $1.12 per share (fair market value on transaction date based upon the quoted trading price) and bearing annual interest of 5%, due on the maturity date of the note (the “2011 Note”). As an inducement for the Lender to enter into the convertible note agreement, the Company granted the Lender five-year warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.75 per share. These warrants were exercised in September 2012 in exchange for $150,000 in connection with the Company’s offer to all warrant holders to exercise warrants at $0.50 per share instead of the exercise price negotiated on the date of the grant. In February 2013, the 2011 Note, plus a $275,000 convertible original issue discount note were combined into one convertible note agreement, see discussion below.

In December 2011, the Company received short term advances from its Chief Executive Officer, former President and Chief Financial Officer in the amounts of $10,000, $29,380 and $50,000, respectively. The advances bear interest rates of 0.7%, 5.0% and 5.0%, respectively. In addition, as further inducement for the advance from the Chief Financial Officer, the Company approved the reduction in the exercise price of 150,000 options granted to the Chief Financial Officer from $1.95 to $0.60 per share. In connection with this repricing, the expense related to the vesting of these options was increased by $15,067 which will be recognized over the remaining service period. Through June 30, 2013, the Company has made repayments to its Chief Executive Officer, former President and Chief Financial Officer on the notes due these individuals in the amounts of $10,000, $29,380 and $50,000, respectively. As of June 30, 2013, accrued interest due to the CEO and CFO related to these notes amounted to $2,372.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

On March 9, 2012, the Company received $105,000 from third parties in exchange for nine month convertible original issue discount notes in the amount of $107,625. The notes bear an annual interest rate of 5% and are convertible into the Company's common stock at the rate of $0.50 per share. In connection with the issuance of the notes, the Company recorded a loan discount related to the intrinsic value of the beneficial conversion feature in the amount of $84,562 which will be amortized to interest expense over the life of the notes. In September 2012, the Company issued new one-year convertible original issue discount notes in the amount of $120,540, bearing annual interest of 12% and convertible at $0.50 per share in exchange for cancellation of the old notes. This modification was not considered a debt extinguishment. In accordance with ASC 470, the Company will recognize a debt discount related to the change in fair value of the embedded conversion option in the amount of $35,138 which will be amortized to interest expense over the life of the convertible notes. For the year ended June 30, 2013, the Company has recognized interest expense of $11,262 and $60,309, respectively, related to the amortization of the original issue discount and the beneficial conversion feature discount.

On March 10, 2012, the Company received $75,000 from a director in exchange for a six month convertible original issue discount note in the amount of $76,875. The note bears an annual interest rate of 5% and is convertible into the Company's common stock at the rate of $0.50 per share. In connection with the issuance of the note, the Company recorded a loan discount related to the intrinsic value of the beneficial conversion feature in the amount of $63,038 was amortized to interest expense over the life of the note. In September 2012, the Company issued a new one-year convertible original issue discount note in the amount of $86,100, bearing annual interest of 12% and convertible at $0.50 per share in exchange for cancellation of the old note. This modification was not considered a debt extinguishment. In accordance with ASC 470, the Company will recognize a debt discount related to the change in fair value of the embedded conversion option in the amount of $24,971 which will be amortized to interest expense over the life of the convertible note. For the year ended June 30, 2013, the Company has recognized interest expense of $8,101 and $44,222, respectively, related to the amortization of the original issue discount and the beneficial conversion feature discount.

On March 29, 2012, the Company received $250,000 from its principal stockholder and accrued interest due this stockholder as of February 18, 2012 of $74,874 was paid by including the interest in a new six month convertible original issue discount note in the amount of $332,996. The note bears an annual interest rate of 5% and is convertible into the Company's common stock at the rate of $0.50 per share. In connection with the issuance of the note, the Company recorded a loan discount related to the intrinsic value of the beneficial conversion feature in the amount of $199,798 and an original issue discount of $8,121 which will be amortized to interest expense over the life of the note. For the period from July 1, 2012 to September 28, 2012 the Company recognized interest expense of $3,972 and $97,703, respectively, related to the amortization of the original issue discount and the beneficial conversion feature discount. On September 28, 2012, the holder elected to convert the note into common stock and was issued 665,992 shares of common stock by the Company.

In August 2012, the Company received $175,000 in exchange for six month convertible original issue discount notes in the amount of $179,375 with two accredited investors. The notes are convertible into common stock at $0.50 per share. The notes bear an annual interest rate of 5% and are convertible into the Company's common stock at the rate of $0.50 per share. In connection with the issuance of the notes, the Company recorded a loan discount related to the intrinsic value of the beneficial conversion feature in the amount of $106,600 and an original issue discount of $4,375 which will be amortized to interest expense over the life of the notes. In February 2013, one note holder was issued 205,000 shares of the Company’s common stock in exchange for a note in the amount of $102,500. In addition, the other note holder was issued a new one year original issue discount note for $86,100 convertible at $0.35 per share. The Company recorded an original issue discount of $9,225 and a beneficial conversion feature discount of $4,920 in connection with the new note. The Company recognized interest expense of $7,552 and $4,920, respectively, related to the original issue discount and the beneficial conversion feature discount during the year ended June 30, 2013.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

On December 28, 2012, the Company received $250,000 from its principal stockholder in exchange for a one year convertible original issue discount note in the amount of $275,000 (the “2012 Note”). The note bears an annual interest rate of 10% and is convertible into the Company's common stock at the rate of $0.35 per share. In connection with the issuance of the note, the Company recorded a loan discount related to the intrinsic value of the beneficial conversion feature in the amount of $23,571 and an original issue discount of $25,000 which will be amortized to interest expense over the life of the note.

In February 2013, the Company entered into a new convertible note agreement in the amount of $1,997,483, convertible into common stock at a conversion price of $0.35 per share, bearing interest at an annual rate of 7.5% and due on December 31, 2016. This note was issued in exchange for the 2011 Note and the 2012 Note and receipt of $250,000. In connection with the transaction, the Company issued 210,226 shares of common stock in exchange for accrued interest of $73,579 due on the 2011 and 2012 notes resulting in a loss on conversion of interest of $4,204. The exchange of cash and the 2011 and 2012 notes was recorded as a debt extinguishment which resulted in a loss on extinguishment of debt in the amount of $21,311 for the year ended June 30, 2013. Because this convertible debt  instrument contained an embedded beneficial conversion feature, and was extinguished before conversion, the amount of the reacquisition price to be allocated to the repurchased beneficial feature was measured using the intrinsic value of that conversion feature at the extinguishment date and was immaterial.  In connection with the new note agreement, the Company recorded a note discount in the amount of $114,142 related to the beneficial conversion feature of the note calculated using the intrinsic value, of which $15,975 has been amortized as of June 30, 2013.

A summary of notes payable and related discounts as of June 30, 2013 is as follows:

	Principal	Unamortized Discount	Debt, Net of Discount
Third parties
Convertible notes payable	$206,640	$(14,477)	$192,163
Less current portion	206,640	(14,477)	192,163
Convertible notes payable, net of current portion	$—	$—	$—

Related parties
Convertible notes payable	$2,083,583	$(105,006)	$1,978,577
Less current portion	86,100	(6,839)	79,261
Convertible and non-convertible note payable, net of current portion	$1,997,483	$(98,167)	$1,899,316

7.

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, par value $0.001 per share with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by Delaware law.

Common Stock Issued for Cash

On January 5, 2012, the Company signed a $5 million common stock purchase agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”). Upon signing the agreement, the Company received $100,000 from LPC as an initial purchase under the $5 million commitment in exchange for 316,667 shares of the Company’s common stock.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

The Company also entered into a registration rights agreement with LPC whereby it agreed to file a registration statement related to the transaction with the Securities and Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the purchase agreement. The Company filed a registration statement on January 6, 2012 which became effective on March 26, 2012. Under the registration statement, the Company registered 4.4 million shares of the Company’s common stock. From March 26, 2012 through June 30, 2012, the Company issued 686,082 shares of common stock in exchange for $510,000.

The Company has the right, in its sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, which at the time of the purchase agreement was signed was up to an additional $4.9 million. During the year ended June 30, 2012, the Company issued 1,002,749 shares of common stock in exchange for $610,000 under the purchase agreement.  During the year ended June 30, 2013, the Company issued 1,333,820 shares of common stock in exchange for $810,003 in connection with the Purchase Agreement with Lincoln Park Capital.

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the purchase agreement will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company will control the timing and amount of any future sales of shares to LPC. LPC shall not have the right or the obligation to purchase any shares of common stock on any business day that the price the Company’s common stock is below $0.35.

In consideration for entering into the purchase agreement, the Company issued to LPC 150,000 shares of common stock as a commitment fee and will issue up to 450,000 shares pro rata as LPC purchases additional shares.  As of June 30, 2013, 249,180 “pro-rata” shares have been issued. The commitment shares are subject to a 30 month lock up restriction. The purchase agreement may be terminated by the Company at any time at our discretion without any cost to it. Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement.

During the year ended June 30, 2012 the Company issued 1,143,400 shares of common stock in exchange for $571,700 in connection with private placements with 34 accredited investors.

During the year ended June 30, 2013, the Company issued 3,914,321 shares of common stock in exchange for $1,958,000 in connection with private placements with 13 accredited investors, including issuances of 1,910,714 shares to our Chief Operating Officer and principal stockholder in exchange for $950,000 and 241,379 shares each to our Chief Executive Officer and Chief Technology Officer in exchange for a total of $280,000.

Common Stock Issued for Interest

In February 2013, the Company issued 210,226 shares of common stock to its Chief Operating Officer and principal stockholder as payment of accrued interest in the amount of $73,579. The Company recorded a loss on conversion of interest of $4,204 in connection with this transaction representing the difference between the conversion price of $0.35 per share and the fair market value of the stock on the date of conversion, $0.37 per share.

Common Stock Issued for Exercise of Options and Warrants and Cashless Exercise of Warrants

In July 2011, the Company issued 30,000 shares of common stock to a director in exchange for $30,000 in connection with the exercise of options with an exercise price of $1.00 per share.

In December 2011, the Company issued 5,000 shares of common stock to a director in connection with the exercise of options with an exercise price of $0.667 per share.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

In January 2012, the Company issued 85,000 shares in exchange for $42,500 in connection with the exercise of warrants. The warrants had original exercise prices between $1.25 and $1.60 share. The Company recognized a loss on repricing of the warrants exercised of $11,919, during the three months ended March 31, 2012, representing the change in the value of the repriced warrants as compared to the value of the original warrants on the date of exercise.

In September 2012, the Company issued 1,740,000 shares of common stock in exchange for $870,000 in connection with the exercise of 1,640,000 warrants and 100,000 options to purchase shares of the Company’s common stock related to an offer by the Company to reduce the exercise price to $0.50 per share. The original exercise prices of the warrants and options ranged from $1.25 to $1.75 per share. The cost of repricing warrants recognized by the Company amounted to $70,491 for the three months ended September 30, 2012. The cost represents the incremental increase in the fair value of the repriced warrants and options as compared to the original warrants and options granted, valued on the exercise date. The fair value of the warrants and options was determined using the Black-Scholes option pricing model.

In October 2012, the Company issued 80,000 shares of common in exchange for $40,000 in connection with the exercise of warrants at $0.50 per share.

In March 2013, the Company issued 9,171 shares of common stock related to the cashless exercise of 45,000 warrants to purchase common stock at an exercise price of $1.25 per share based upon a fair market value of our stock of $1.57 on the date of exercise.

In June 2013, the Company issued 11,667 shares of common stock in exchange for $6,534 in connection with the exercise of options by a director.

Common Stock Issued for Conversion of Debt

In September 2012, our Chief Operating Officer and principal stockholder converted his $322,996 convertible original issue discount note which was due on September 28, 2012 into 665,992 shares of common stock.

In February 2013, the Company issued 205,000 shares of common stock in connection with the conversion of a convertible original issue discount note in the amount of $102,500.

Common Stock Issued for Settlement

In December 2011, the Company issued 441,177 shares of common stock to a director in settlement of a loan amount due to the director by the Company's predecessor company. The fair value of the shares issued was $300,000, calculated using the closing price on the date of the settlement, and was recorded as a loss on settlement. As further inducement to enter into the settlement, the Company offered to reduce the exercise price of warrants held by the director from $1.50 to $0.50 per share if the director exercised the warrants within a short period of time. The Company issued an additional 130,000 shares of common stock to the director in exchange for $65,000 in connection with the preceding offer. As a result, the Company recognized a loss on warrant repricing of $5,834 representing the difference between the market value of the warrants exercised at an exercise price of $1.50 per share and the market value at the new exercise price of $0.50 per share.

Restricted Stock Units

On November 14, 2012 , the Compensation Committee of the Board of Directors granted its former Executive Chairman 800,000 restricted stock units (“RSU”), of which (i) 200,000 units vested immediately, (ii) 200,000 units vest upon the Company generating $3,000,000 in revenue in any 12-month period, (iii) another 200,000 units vest upon the Company generating $5,000,000 in revenue in any 12-month period and (iv) another 200,000 units vest upon the Company generating $6,000,000 in revenue in any 12-month period. Vested Units shall be paid in shares of the Company's common stock.  The Company valued the 200,000 RSU's which vested immediately, at $0.45 per share based on the closing bid price on the vesting date and recorded stock compensation expense of $90,000, resulting from the obligation to issue 200,000 shares of common stock.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

In June 2013 the Executive Chairman was terminated for cause and the clawback provisions of the RSU agreement provided for the cancellation of the Company's obligation to issue these 200,000 shares of common stock.  As the shares had not yet been physically issued, the Company reduced its common stock issuable and recognized Other Income for the grant date fair value of $90,000 for these shares in accordance with guidance in ASC 718-20-35, Awards Classified as Equity, Subsequent Measurement in conjunction with a Clawback feature since the $196,000 fair value of the 200,000 shares at the cancellation date exceeds the grant date value of $90,000.

The fair value of stock option grants for the fiscal year ended June 30, 2013 and 2012 were estimated using the following weighted- average assumptions:

	2013	2012
Risk free interest rate	0.53% – 2.49%	0.23% – 2.35%
Expected term in years	2.5 – 10.0	1.5 – 6.5
Dividend yield	-	-
Volatility of common stock	89.67% – 93.11%	87.55% – 91.39%
Estimated annual forfeitures	-	-

The Black-Scholes option-pricing model was developed for use in estimating the fair value of non-traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options In fiscal 2013 and 2012, the Company used the Company’s trading prices in calculating the stock price volatility and based its volatility on historical volatility. The expected term was estimated using the simplified method for employee stock options since the Company does not have adequate historical exercise data to estimate the expected term.

Options to Purchase Common Stock

A summary of stock option transactions issued to employees under the 2007 Plan for the fiscal years ended June 30, 2013 and 2012 is as follows:

Employee Options and Stock Appreciation Rights

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2011	4,439,507	$1.12	5.39
Granted	675,000	$0.75	10.00
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	(525,000)	$1.00	—
Outstanding at June 30, 2012	4,589,507	$1.04	5.95	$339,417
Exercisable at June 30, 2012	2,808,088	$1.05	5.03	$181,750

Weighted average fair value of options granted during the year ended June 30, 2012		$0.56

Balance at June 30, 2012	4,589,507	$1.04	5.95
Granted	4,622,500	$0.55	9.64
Exercised	—	$—	—
Forfeited	(2,875,000)	$0.92	—
Expired	—	$—	—
Outstanding at June 30, 2013	6,337,007	$0.75	6.62	$2,505,808
Exercisable at June 30, 2013	3,696,174	$0.90	5.70	$1,056,738

Weighted average fair value of options granted during the year ended June 30, 2013		$0.41

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

On September 1, 2011, ten-year options to purchase 150,000 shares of common stock at an exercise price of $1.95 share, which were granted by the Company on June 3, 2011, to its Chief Financial Officer (CFO) became effective, upon his transition from part time consultant to full-time employee. Of the options granted, 50,000 vested immediately and the remaining options vest semi-annually on December 31st and June 30th over the 3-year requisite service period with the first vesting date being December 31, 2011, subject to continued employment. The options were valued at $224,778 using the Black-Scholes option pricing model using a volatility of 90.6% (derived from the historical market price of the Company’s common stock since it began trading in June 2008) an expected term of 6.5 years (using the simplified method) and a discount rate of 2.11%. In December 2011, the Company reduced the exercise price of the options to $0.60 per share as inducement for a loan from the CFO (See related party transactions). As a result, the value of the options was increased by $15,067 which will be recorded as expense over the remaining requisite service period.

On September 20, 2011, the Company granted ten-year options to purchase 175,000 shares of common stock at an exercise price of $0.81 share to each of its three original executive officers (a total of 525,000 options). The options vest semi-annually on December 31st and June 30th with the first vesting date being December 31, 2011, subject to continued employment. The options were valued using the Black-Scholes option pricing model using a volatility of 88.89% (derived from the historical market price of the Company’s common stock since it began trading in June 2008) an expected term of 6.5 years (using the simplified method) and a discount rate of 1.25%. The value of the options, $320,271, will be recorded as expense over the requisite service period. These options replaced options to purchase the same number of shares at an exercise price of $1.00 per share which expired on September 15, 2011.

In June 2012, the Company granted the Company’s president a three year extension and amended the exercise price of options to purchase 50,000 shares of common stock which had an original expiration date of June 25, 2012. The extended options vested immediately and were valued with the Black-Scholes option pricing model using a volatility of 91.39% (derived from the historical market price of the Company’s common stock since it began trading in June 2008) an expected term of 1.5 years (using the simplified method) and a discount rate of 0.23%. The calculated value of $17,011 was recognized as expense during the year ended June 30, 2012.

In June 2012, the Company granted the Company’s Chief Executive Officer, Chief Technology Officer, Chief Financial Officer and former President ten year options to each purchase 150,000 shares of common stock at an exercise price of $0.74 per share. The options vested based upon meeting certain prescribed management goals, the first of which occurred in July 2012.  The options were valued with the Black-Scholes option pricing model using a volatility of 91.39% (derived from the historical market price of the Company’s common stock since it began trading in June 2008) an expected term of 5.5 years (using the simplified method) and a discount rate of 0.78%. The calculated value of $320,640 will be recognized as the management goals are achieved.

On September 21, 2012, the Company granted options to purchase 70,000 shares of the Company’s common stock at an exercise price of $0.63 per share to the father of the Company’s Chief Executive Officer and Chief Technology Officer in recognition of his service. Of the options granted, 35,000 vest immediately with the remainder vesting semi-annually each December 31 and June 30 over a three year period, subject to continued employment on the vesting date. The Company valued the options at $28,358 using the Black-Scholes option pricing model using a volatility of 90.09%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 4 years, using the Simplified Method and a discount rate of 0.53%.

On September 21, 2012, the Company granted five-year options to purchase 265,000 shares of common stock at an exercise price of $0.60 per share to non-executive employees. The options vest 25% immediately with the remainder vesting annually over three years, subject to continued employment. The Company valued the options at $101,029 using the Black-Scholes option pricing model using a volatility of 89.93%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 4 years, using the Simplified Method and a discount rate of 0.53%. The resulting expense will be recognized 25% immediately and the remainder over the vesting period.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

On November 14, 2012, in connection with the signing of new employment agreements, the Compensation Committee of the Board of Directors granted its Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and former President, 800,000 stock settled stock appreciation rights (“SARS”) each, of which (i) 200,000 rights vested immediately, (ii) 200,000 rights vest upon the Company generating $3,000,000 in revenue in any 12-month period, (iii) another 200,000 rights vest upon the Company generating $5,000,000 in revenue in any 12-month period and (iv) another 200,000 rights vest upon the Company generating $6,000,000 in revenue in any 12-month period. The SARs are exercisable at $0.45 per share over a 10-year period. The Company valued the 3,200,000 SARS at $1,086,560 using the Black-Scholes option pricing model using a volatility of 89.67%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 6.5 years, using the Simplified Method and a discount rate of 0.93%. Compensation expense of $271,640 was recognized immediately relating to the 800,000 SARS that vested immediately. The remaining compensation expense will be recognized based on managements assessment that the performance targets are likely to be met within 18 months of the grant date, resulting in the $814,920 of unrecognized compensation expense being expensed by June 30, 2014.

In connection with this grant, the Company’s Chief Executive Officer, former President and Chief Technology Officer agreed to cancel 250,000 stock options granted to each of them in their prior employment agreements. Because the fair value of the options cancelled exceeded the fair value of the new options granted, no additional expense will be recognized relating to these options.

In connection with a Termination and Release Agreement (the “Release Agreement”) effective February 8, 2013, the Company issued its former President options to purchase 112,500 shares of common stock at an exercise price of $0.39 per share, subject to a lockup agreement for the option shares and the other shares he currently owns. The options are fully vested and have a ten year term. The Company valued the options at $43,875 using the Black-Scholes option pricing model using a volatility of 89.67%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 9.42 years, using the Simplified Method and a discount rate of 0.93%. Additionally, in connection with the Release Agreement the Company cancelled options to purchase 1,325,000 shares of common stock at exercise prices from $0.667 to $1.22 per share and under a clawback provision rescinded 800,000 stock appreciation rights. As a result of the clawback, the Company recorded other income of $67,920 representing the expense previously recognized for the vested portion of the Stock Appreciation Rights.

In June 2013, the Company granted its Chief Executive Officer, Chief Technology Officer and Chief Financial Officer 125,000 each ten-year options to purchase shares of common stock at an exercise price of $1.10 per share. The options vest in equal amounts annually on the anniversary date of the grant over three years, subject to continued employment. The Company valued the options at $317,963 using the Black-Scholes option pricing model using a volatility of 91.6%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 6.5 years, using the Simplified Method and a discount rate of 1.78%. The resulting expense will be recognized over the requisite service period of three years.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

A summary of options issued to directors under the 2007 Plan and changes during the period from June 30, 2011 to June 30, 2012 and from June 30, 2012 to June 30, 2013 is as follows:

Options Issued to Directors

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2011	790,000	$1.25	7.98
Granted	280,000	$1.60	10.00
Exercised	(35,000)	$0.95	—
Forfeited	(142,500)	$1.46	—
Expired	(35,000)	$0.95	—
Outstanding at June 30, 2012	857,500	$1.36	7.96	$24,820
Exercisable at June 30, 2012	724,666	$1.39	7.83	$14,612

Weighted average fair value of options granted during the year ended June 30, 2012		$1.27

Balance at June 30, 2012	857,500	$1.36	7.96
Granted	610,000	$0.95	10.00
Exercised	(11,667)	$0.56	10.00
Forfeited	(255,000)	$1.38	—
Expired	—	$—	—
Outstanding at June 30, 2013	1,200,833	$1.16	8.04	$165,386
Exercisable at June 30, 2013	795,168	$1.24	7.25	$98,654

Weighted average fair value of options granted during the year ended June 30, 2013		$0.72

On July 1, 2011, as an automatic grant under the Equity Incentive Plan, the Company granted options to purchase 245,000 shares of the Company’s common stock to directors of the Company. The options have an exercise price of $1.75 per share, vest over one year and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 89.65% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.35%. The value of the options, $311,001, will be recognized over the vesting term, one year.

In July 2011, the Company issued 30,000 shares of common stock to a director in exchange for $30,000 in connection with the exercise of options with an exercise price of $1.00 per share.

On September 28, 2011, in connection with the resignation of a director, options to purchase 142,500 shares of common stock at a weighted average exercise price of $1.46 per share were forfeited.

In December 2011, the Company issued 5,000 shares of common stock to a director in connection with the exercise of options with an exercise price of $0.667 per share.

In January 2012, the Company granted options to purchase 35,000 shares of the Company’s common stock to a new director of the Company upon his appointment to the board and his election to serve on the audit committee. The options have an exercise price of $0.60 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 87.55% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.30%. The value of the options, $14,633, will be recognized over the vesting term, three years.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

On July 1, 2012, as an automatic granter under the Equity Incentive Plan, the Company issued options to purchase 230,000 shares of common stock to directors. The options have an exercise price of $0.91 per share, vest on June 30, 2013¸ subject to continuing service as a director and bear a ten year term. The options were valued using the Black-Scholes model using a volatility of 91.04% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.5 years (using the simplified method) and a discount rate of 0.82%. The value of these options will be recognized as expense over the requisite service period.

On December 6, 2012, the Company issued options to purchase 5,000 shares of common stock to a director upon his appointment to the audit committee. The options have an exercise price of $0.36 per share, and vest over three years, subject to continued service and bear a ten year term. The options were valued using the Black-Scholes model using a volatility of 89.86% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 0.90%. The value of these options, $1,360, will be recognized as expense over the requisite service period.

In March 2013, the Company granted each of its three non-employee directors ten year options to purchase 125,000 shares of common stock at an exercise price of $0.99 per share. The options vest annually over a three year period, subject to continued service as a director. The options were valued using the Black-Scholes model using a volatility of 93.11 (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.25%. The value of these options, $287,405, will be recognized as expense over the requisite service period.

In June 2013 in connection with the termination for cause of its former Executive Chairman, the Company clawed back options to purchase 255,000 shares of common stock with exercise prices from $0.91 to $1.95 per share previously granted to the Executive Chairman.  In addition, the Company rescinded a grant of 800,000 restricted stock units with an exercise price of $0.45 per share, of which 200,000 had vested.

A summary of options issued to non-employees, non-directors under the 2007 Plan and changes during the fiscal years ended June 30, 2013 and 2012 is as follows:

Non-Employee, Non-Director Options

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2011	540,000	$1.16	3.14
Granted	—	$—	—
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2012	540,000	$1.16	2.14	$—
Exercisable at June 30, 2012	540,000	$1.16	2.14	$—

Weighted average fair value of options granted during the year ended June 30, 2012		N/A

Balance at June 30, 2012	540,000	$1.16	2.14
Granted	275,000	$1.23	10.00
Exercised	(100,000)	$0.50	—
Forfeited	—	$—	—
Expired	(155,000)	$1.00	—
Outstanding at June 30, 2013	560,000	$1.22	5.96	$6,250
Exercisable at June 30, 2013	285,000	$1.21	2.22	$—

Weighted average fair value of options granted during the year ended June 30, 2013		$1.00

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

In March 2013, the Company granted ten year options to purchase 150,000 shares of common stock at an exercise price of $1.33 per share to a consultant. The options vest annually over a three year period, subject to continued service as a consultant. The options were valued using the Black-Scholes model using a volatility of 93.11 (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.23%. The value of these options, $154,415, will be recognized as expense over the requisite service period.

In June 2013, the Company granted a consultant ten-year options to purchase 125,000 shares of common stock at an exercise price of $1.10 per share.  The options vest in equal amounts annually on the anniversary date of the grant over three years, subject to continued engagement as a consultant.  The Company valued the options at $119,618 using the Black-Scholes option pricing model using a volatility of 91.6%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 10.0 years, the term of the option and a discount rate of 2.49%. The resulting expense will be recognized over the requisite service period, three years.

Warrants Issued as Settlements

	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2011	474,508	$1.05	1.92
Granted	—	$—	—
Exercised	(130,000)	$0.50	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2012	344,508	$1.05	0.92
Exercisable at June 30, 2012	344,508	$1.05	0.92

Weighted average fair value of warrants granted during the year ended June 30, 2012		N/A

Balance at June 30, 2012	344,508	$1.05	0.92
Granted	350,000	$0.63	4.22
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	(344,508)	$1.05	—
Outstanding at June 30, 2013	350,000	$0.63	4.22
Exercisable at June 30, 2013	350,000	$0.63	4.22

Weighted average fair value of warrants granted during the year ended June 30, 2013		$0.33

In December 2011, the Company issued 130,000 shares of common stock to a director in connection with the exercise of warrants with an exercise price of $0.50 per share in exchange for $65,000. As a result, the Company recognized a loss on warrant repricing of $5,834 representing the difference between the market value of the warrants exercised at an exercise price of $1.50 per share and the market value at the new exercise price of $0.50 per share. See Note 9.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

On September 21, 2012, the Company granted five year warrants to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.63 per share to a director in recognition of his exemplary five years of service to the Company. The warrants vested immediately. The Company valued the warrants at $115,883 using the Black-Scholes option pricing model using a volatility of 90.09%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 2.5 years, using the Simplified Method and a discount rate of 0.32%.

In May 2013, warrants to purchase 344,058 shares of common stock at an exercise price of $1.05 per share held by a director expired.

A summary of warrants issued for cash and changes during the periods June 30, 2011 to June 30, 2012 and from June 30, 2012 to June 30, 2013 is as follows:

Warrants issued for cash or services

	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2011	4,651,200	$1.46	2.68
Granted	—	$—	—
Exercised	(85,000)	$0.50	—
Exercise rescission	45,000	$1.25	—
Forfeited	—	$—	—
Expired	(150,000)	$1.50	—
Outstanding at June 30, 2012	4,461,200	$1.46	2.46
Exercisable at June 30, 2012	4,461,200	$1.46	2.46

Weighted average fair value of warrants granted during the year ended June 30, 2012		N/A

Balance at June 30, 2012	4,461,200	$1.46	2.46
Granted	362,500	$1.16	10.00
Exercised	(1,865,000)	$0.50	—
Forfeited	—	$—	—
Expired	(1,425,000)	$1.60	—
Outstanding at June 30, 2013	1,533,700	$1.25	2.06
Exercisable at June 30, 2013	1,533,700	$1.25	2.06

Weighted average fair value of warrants granted during the year ended June 30, 2013		$0.44

In January 2012, the Company issued 85,000 shares in exchange for $42,500 in connection with the exercise of warrants. The warrants had original exercise prices between $1.25 and $1.60 share. As a result, the Company recognized a loss on warrant repricing of $11,919 representing the difference between the market value of the warrants exercised at an exercise price of $1.50 per share and the market value at the new exercise price of $0.50 per share.

In July 2011, the Company rescinded the cashless exercise of warrants to purchase 45,000 shares of the Company’s common stock at $1.25 per share held by a former director.

In May 2012, warrants to purchase 150,000 shares of common stock at $1.50 per share, held by our Chief Operating Officer and principal stockholder, expired.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

On September 21, 2012, the Company granted five year warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.63 per share to the Company’s Investor Relations firm in recognition of their performance over the past year. The warrants vested immediately. The Company valued the warrants at $21,787 using the Black-Scholes option pricing model using a volatility of 90.09%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 5 years, the term of the warrants, and a discount rate of 0.70%.

During the year ended June 30, 2013, the Company issued 1,820,000 shares of common stock in exchange for $910,000 in connection with the exercise of 1,820,000 warrants to purchase shares of the Company’s common stock related to an offer by the Company to reduce the exercise price to $0.50 per share. The original exercise prices of the warrants ranged from $1.25 to $1.75 per share. The cost of repricing warrants recognized by the Company amounted to $70,491 for the year ended June 30, 2013. The cost represents the incremental increase in the fair value of the repriced warrants as compared to the original warrants granted, valued on the exercise date. The fair value of the warrants was determined using the Black-Scholes option pricing model.

In March 2013, the Company issued 9,171 shares of common stock in connection with the cashless exercise of warrants to purchase 45,000 shares of common stock with an exercise price of $1.25 and a fair market value of the Company’s common stock of $1.57 on the date of exercise.

In May 2013, the Company issued five year warrants to purchase 312,500 shares of common stock at an exercise price of $1.25 per share in connection with two private placements with its Chief Operating Officer and principal stockholder.

During the year ended June 30, 2013, warrants to purchase 1,425,000 shares of the Company’s common stock at an exercise price of $1.60 per share expired unexercised.

Options to Purchase Common Stock and Stock Appreciation Rights

Stock-based compensation expense recognized under ASC 718-10 for the fiscal years ended June 30, 2013 and 2012 was $1,497,534 and $1,371,519, respectively, for stock options and stock appreciation rights granted to employees, directors and a consultant. This expense is included in selling, general and administrative expenses in the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At June 30, 2013, the total compensation cost for stock options and stock appreciation rights not yet recognized was approximately $1,729,556. This cost will be recognized over the remaining vesting term of the options and stock appreciation rights of approximately five years.

8.

INCOME TAXES

Due to the net losses incurred, there was no income tax provision for the fiscal years ended June 30, 2013 and 2012. Deferred tax assets and liabilities as of June 30, 2013 and 2012, were as follows:

	June 30, 2013	June 30, 2012
Net operating loss carryforward	$8,817,486	$7,357,047
Allowance for bad debt	15,250	1,042
Stock-based compensation	1,304,426	800,329
Less: Deferred tax liability – depreciation	(9,557)	(61,063)
Net deferred tax assets	10,127,605	8,097,355
Less valuation allowance	(10,127,605)	(8,097,355)

Net deferred tax asset	$—	$—

The Company had available at June 30, 2013, net operating loss carryforwards for federal and state tax purposes of approximately $23,432,064 that could be applied against taxable income in subsequent years through June 30, 2033. The amount of net operating loss carryforward that can offset future taxable income may be limited in accordance with IRC Section 382 following certain ownership changes.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized. The valuation allowance was increased by $2,030,250 during fiscal year ended June 30, 2013.

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the fiscal years ended June 30, 2013 and 2012 was as follows:

	For the Fiscal Year Ended June 30,
	2013		2012
	Amount	%	Amount	%

Tax at U.S. statutory rate	$(1,775,395)	-34.00%	$(2,424,220)	-34.00%
State taxes, net of federal benefit	(188,025)	-3.60%	(258,310)	-3.63%
Other	(66,830)	-1.28%	494,801	6.95%
Change in valuation allowance	2,030,250	38.88%	2,187,729	30.68%
	$—	0.00%	$—	0.00%

9.

RELATED PARTY TRANSACTIONS

In addition to the Chief Executive Officer (CEO) and the Chief Technology Officer (CTO) the following related parties are employed at GelTech:

•	the CEO’s wife as a bookkeeper at $1,400 per week,
•	The CEO and CTO’s father is a researcher at $2,200 per week, and
•	The CEO and CTO’s mother as a receptionist at $600 per week.

The Company has employment arrangements with its executive officers which are described in Note 10.

The Company has entered into a series of credit facilities with its largest principal stockholder as more fully described in Note 6.

In December 2011, the Company issued 441,177 shares of common stock to a director in settlement of a loan amount due to the director by the Company's predecessor company. The fair value of the shares issued was $300,000, calculated using the closing price on the date of the settlement, and was recorded as a loss on settlement. As further inducement to enter into the settlement, the Company offered to reduce the exercise price of warrants held by the director from $1.50 to $0.50 per share if the director exercised the options within a short period of time. The Company issued an additional 130,000 shares of common stock to the director in exchange for $65,000 in connection with the preceding offer. As a result, the Company recognized a loss on warrant repricing of $5,834 in other income (loss), representing the difference between the market value of the warrants exercised at an exercise price of $1.50 per share and the market value at the new exercise price of $0.50 per share.

In December 2011, the Company received short term advances from its Chief Executive Officer, its former President and its Chief Financial Officer in the amounts of $10,000, $29,380 and $50,000, respectively. The advances bore interest rates of 0.7%, 5.0% and 5.0%, respectively. In addition, as further inducement for the advance from the Chief Financial Officer, the Company approved the reduction in the exercise price of 150,000 options granted to the Chief Financial Officer from $1.95 to $0.60 per share. In connection with this repricing, the expense related to the vesting of these options was increased by $15,067 which will be recognized over the remaining service period. As of June 30, 2013, all amounts due under these notes have been repaid.

In September 2012, the Company granted options to purchase 70,000 shares of the Company’s common stock to the father of the Company’s CEO and CTO as more fully described in Note 7.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

In September 2012, the Company granted warrants to purchase 350,000 shares of the Company’s common stock to a director as more fully described in Note 7. Effective February 8, 2013, the Company’s President and Director resigned from the Company to pursue other opportunities. In connection with his separation, the Company agreed to pay the former President $150,000 plus COBRA payments over 14 months. In addition, the Company agreed to issue the former President ten year fully vested options to purchase 112,500 shares of the Company’s common stock at an exercise price of $0.39 per share, subject to a lockup agreement for the option shares and the other shares he currently owns. In addition, options and stock appreciation rights to purchase 2,125,000 shares of the Company’s common stock at exercise prices from $0.45 to $1.22 per share, previously issued to him, were cancelled. The Company recognized a severance expense of $168,920 for the year ended June 30, 2013 representing the total liability to the Company under the severance agreement. As of June 30, 2013, the remaining liability under the agreement amounted to $102,056.

10.

COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space located in Jupiter, Florida under a month-to-month lease and rents space under a one year lease in an industrial yard in Irvine, California. In February 2013, the Company entered into a one year lease agreement for a support facility in Brooklyn, New York at a monthly rent of $3,600.   Rent expense for the fiscal year ended June 30, 2013 and 2012 was $143,614 and $103,044, respectively.

In March 2011, the Compensation Committee approved new employment terms for each of the Company’s three executive officers. The Executives will receive a base salary of $150,000 per year with the Committee having the authority to increase the Executive’s base salary for the succeeding 12-month period with the increase based on profitability, positive cash flow or such other factors as the Committee deems important. Following the completion of each fiscal year, the Committee will have the discretion to award each of the executives a target bonus based on each Executive’s job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other criteria selected by the Committee. In addition, the executives received options as previously described in Note 1. In October 2011, the Company entered into employment agreements with its executive officers.

Effective September 1, 2011, the Compensation Committee approved an Employment Agreement with the Company's Chief Financial Officer (CFO). The CFO will receive a base salary of $146,000 per year with the Committee having the authority to increase the CFO’s base salary for the succeeding 12-month period with the increase based on profitability, positive cash flow or such other factors as the Committee deems important. In addition, the CFO received options as previously described in Note 7.

On November 14, 2012, the Compensation Committee approved new employment agreements for the Company’s Chief Executive Officer, then President, Chief Technology Officer and Chief Financial Officer. The employment agreements each provide for base salaries of $150,000 and 800,000 stock settled stock appreciation rights (“SARS”) of which (i) 200,000 vested immediately, (ii) 200,000 vest upon the Company generating $3,000,000 in revenue in any 12-month period, (iii) another 200,000 vest upon the Company generating $5,000,000 in revenue in any 12-month period and (iv) another 200,000 vest upon the Company generating $6,000,000 in revenue in any 12-month period. The SARs are exercisable at $0.45 per share over a 10-year period. The Company’s Chief Executive Officer, then President and Chief Technology Officer agreed to cancel the 250,000 stock options granted to each of them in their prior employment agreements. These executives’ base salary will increase to: (i) $170,000 upon the Company generating $3,000,000 in revenue in any 12-month period, (ii) $190,000 upon the Company generating $5,000,000 in any 12-month period and (iii) $200,000 upon the Company generating $6,000,000 in any 12-month period.

Additionally, the Compensation Committee approved an employment agreement for the Company’s Executive Chairman. The Executive Chairman receives a base salary of $200,000 per year and was granted 800,000 restricted stock units vesting on identical terms as the SARs. All of the five senior executives receive a monthly car allowance of $600 per month. The Compensation Committee will also have the discretion to award each of the executives a bonus based upon job performance, revenue growth or any other factors determined by the Compensation Committee. Each of the employment agreements was effective as of October 1, 2012 and is for a four-year term. In June 2013, the Company terminated this agreement for cause.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

In August 2011, the Company entered into a settlement agreement with a former shareholder of Dyn-O-Mat, the Company's predecessor. At the time of the Company's formation, the Company was unable to contact the investor in order to offer the investor shares of GelTech in exchange for the investor's shares of Dyn-O-Mat. The investor came forward in May 2011 seeking to receive the same offer made to Dyn-O-Mat shareholders in 2007. Under the settlement agreement, the Company paid the investor $50,000, which has been recorded as a loss on settlement as of June 30, 2011. In addition, the Company's Chief Technology Officer and his father agreed to pay the investor an additional $125,000 prior to December 31, 2011. As of June 30, 2013, this amount has not yet been paid.

The Company was sued by a former employee on June 23, 2008, alleging breach of a consulting agreement and an employment agreement entered into in May and June 2007, respectively. In addition, the plaintiff seeks to recover certain of his personal property, which was used or stored in the Company’s offices, and alleges the Company invaded his privacy by looking at his personal computer (which was used in the Company’s business) in the Company’s offices. A jury trial was held for the lawsuit in July 2012. At the conclusion of the trial, the plaintiff was awarded $200,000 under his invasion of privacy and fraudulent misrepresentation claim, $5,000 on the trespass claim,$841,000 on the breach of consulting agreement claim and $200,000 against the Company’s CEO on a claim of civil theft, which by law results in an award of $600,000 for the plaintiff. The Company’s board of directors approved the indemnification of the Company’s CEO for the $600,000. The Company filed a post trial motion for Judgment Notwithstanding Verdict, New Trial and Remittitur, requesting that the judge set aside or reduce the amounts of the jury verdict.

Based upon the verdicts, the Company recorded a litigation accrual of $1,646,000 as of June 30, 2012. In November 2012, the insurance carrier paid the plaintiff $200,000 in settlement of the invasion of privacy and fraudulent misrepresentation awards. As a result, the Company reduced the amounts accrued for these awards resulting in other income of $200,000 for the period ended December 31, 2012.

In January 2013, the court ruled on the Company’s post-trial motions in this litigation dismissing the $200,000 civil theft verdict (which was subject to triple damages) against the CEO and reducing the $841,000 breach of the consulting agreement award to $500,000. The Company then filed a motion seeking a new trial on damages. The Company received a favorable ruling on this motion and received a new trial on the damages. As a result of the reduction in the award for breach of the consulting agreement from $841,000 to $500,000 and the vacating of the award for civil theft which the Company had previously accrued $600,000, the Company recorded other income of $941,000 for the year ended June 30, 2013.  The Company expects the trial to determine damages to occur in late 2013.

The Company may be subject to rescission rights from an investor who purchased 249,931 shares of the Company’s common stock in December 2012 at an average price of $0.36 per share during a time when the Registration Statement for those shares was stale due to the Company’s failure to file a Post-Effective Amendment to its Registration Statement including updated financial statements. As such, from now until the end of December 2013, the investor has the right under Section 5 of the Securities Act of 1933 to file suit against the Company to rescind the purchase and force the Company to repurchase the shares at the price paid by the investor. To date, the investor has not filed suit and because the market price of the Company’s common stock has been significantly higher than $0.36 per share, the Company considers the likelihood that the investor will file suit to be remote. Therefore, in accordance with ASC 450-20 “Loss Contingencies”, the Company has not recorded a liability for the potential rescission.

11.

CONCENTRATIONS

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through June 30, 2013. As of June 30, 2013, the Company had no cash equivalent balances that were not insured.

At June 30, 2013, there were accounts receivable from three customers that each exceeded 10% of the total gross accounts receivable at 39.2%, 13.9% and 11.6%. At June 30, 2012, there were accounts receivable from three customers that each exceeded 10% of the total gross accounts receivable at 43%, 24.1% and 18.1%.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

During fiscal 2013, two customers accounted for 36.3% and 32.4% of sales. No other customer had sales in excess of 10% of revenues.  During fiscal 2012, three customers accounted for approximately 14.3%, 12.4% and 12.3%, % of sales.

During fiscal 2013, sales resulted from two products, FireIce and Soil₂O® and from paid for research and development which made up 38.8%, 43.5% and 17.7% of total sales, respectively.  During fiscal 2012, all sales resulted from two products, FireIce and Soil₂O® which made up 49.9% and 50.1% of total sales.

During the year ended June 30, 2013, the Company purchased approximately $142,000 of raw material from one vendor and approximately $32,000 from another vendor which amounted to 50.8% and 11.5%, respectively, of the inventory purchases in fiscal 2013.  During the year ended June 30, 2012, the Company purchased approximately $205,000 of raw material from one vendor and approximately $81,000 from another vendor which amounted to 52.2% and 20.6%, respectively, of the inventory purchases in fiscal 2012.

12.

SUBSEQUENT EVENTS

During July and August 2013, the Company issued 40,000 shares of common stock in exchange for $43,200 in connection with the exercise of options at $0.96 per share by a director and warrants at $1.25 per share by an investor.

As prescribed by the Company's 2007 Equity Incentive Plan, on July 1, 2013, the Company issued options to purchase 370,000 shares of common stock to directors. The options have an exercise price of $0.99 per share, vest on June 30, 2014¸ subject to continuing service as a director and bear a ten year term.  The options were valued using the Black-Scholes model using a volatility of 93.11% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.5 years (using the simplified method) and a discount rate of 1.52%. The value of these options will be recognized as expense over the requisite service period.

Since July 1, 2013, the Company has issued 289,941 shares of common stock and five year warrants to purchase 29,412 shares of common stock at an exercise price of $1.25 per share in exchange for $275,000 in connection with private placements with five accredited investors.

In July 2013, the Company issued ten year options to purchase 50,000 shares of common stock to a director. The options have an exercise price of $1.30 per share and vested immediately.  The options were valued using the Black-Scholes model using a volatility of 93.11% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.0 years (using the simplified method) and a discount rate of 1.37%. The value of these options will be recognized as expense in the quarter ending September 30, 2013.

In July 2013, the Company issued ten year options to purchase 250,000 shares of common stock, each to its Chief Executive Officer, Chief Technology Officer and Chief Financial Officer. The options have an exercise price of $1.30 per share and vest 50% upon the market value of the Company’s common stock trading at or greater than $2.00 per share for any 10 day period out of a 30 day trading period and the other 50% vesting upon the market value of the Company’s common stock trading at or greater than $3.00 per share for any 10 day period out of a 30 day trading period.  The options were valued using the Black-Scholes model using a volatility of 93.11% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.62%. The value of these options will be recognized as expense over the requisite service period.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

In July 2013, the Company received $1 million from its Chief Operating Officer and principal stockholder in exchange for a five year, $1 million convertible note with a conversion rate of $1.00 per share and an annual interest of 7.5%, plus five year warrants to purchase 500,000 shares of the common stock at $1.30 per share.  The Company calculated the relative fair market value of the warrants to be $311,949 using the Black-Scholes model using a volatility of 91.46% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5 years (the term of the warrants) and a discount rate of 1.4%.  In addition, the Company calculated the intrinsic value of the beneficial conversion feature of the note to be $304,257.  These resulting note discounts will be amortized to interest expense over the term of the note.

In August and September 2013, the Company issued 342,946 shares of common stock in exchange for $390,000 in connection with the Purchase Agreement with Lincoln Park Capital.

In August 2013, the Company issued 8,880 shares of common stock as a partial conversion of a convertible note and repaid the remaining balance of $30,000.  In addition, the Company issued 234,663 shares of common stock in connection with the early conversion of a convertible note in the amount of $86,100, due in February 2014.

In September 2013, the Company repaid two convertible notes of $86,100 each, one of which was due to the Company’s former Executive Chairman.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling shareholder.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$283
Printing expenses	$2,000
Accounting fees and expenses	$6,000
Legal fees and expenses	$24,000
Blue sky fees	$3,000
Miscellaneous	$717
Total	$36,000

Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●

For any breach of the director's duty of loyalty to us or our shareholders;

●

For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●

Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

●

For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GelTech pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Recent Sales of Unregistered Securities.

None.

Exhibits and Financial Statement Schedules.

The Exhibits provided for under the Exhibit Index are incorporated herein.

Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Jupiter, State of Florida, on October 31, 2013.

GELTECH SOLUTIONS, INC.

By:	/s/ Peter Cordani
Peter Cordani,
President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Cordani	Director and Principal Executive Officer	October 31, 2013
Peter Cordani

/s/ Michael Hull	Chief Financial Officer	October 31, 2013
Michael Hull	(Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)

Chairman of the Board
Michael Cordani

/s/ Michael Becker	Director	October 31, 2013
Michael Becker

/s/ Leonard Mass	Director	October 31, 2013
Leonard Mass

/s/ Phil O’Connell, Jr.	Director	October 31, 2013
Phil O’Connell, Jr.

Director
Neil Reger

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith

3.1	Certificate of Incorporation	Sb-2	7/20/07	3.1
3.2	Amended and Restated Bylaws	Sb-2	7/20/07	3.2
3.3	Amendment No. 1 to the Amended and Restated Bylaws	10-K	9/28/10	3.3
3.4	Amendment No. 2 to the Amended and Restated Bylaws	8-K	9/26/11	3.1
5.1	Legal Opinion of Nason, Yeager, Gerson, White & Lioce, P.A.				Filed
10.1	Amended and Restated 2007 Equity Incentive Plan	10-K	9/28/10	10.1
10.2	Form of Executive Employment Agreement *	10-Q	2/11/13	10.4
10.3	Jerome Eisenberg Employment Agreement*	10-Q	2/11/13	10.5
10.4	Form of Stock Appreciation Rights Agreement*	10-Q	2/11/13	10.7
10.5	Jerome Eisenberg Restricted Stock Unit Agreement*	10-Q	2/11/13	10.6
10.6	Credit Enhancement and Financing Security Agreement dated May 29, 2009	10-K	9/28/09	10.1
10.7	Revolving Line of Credit Agreement dated May 29, 2009	10-K	9/28/09	10.2
10.8	Renewal of Promissory Note dated May 20, 2010	10-K	9/28/10	10.7
10.9	Credit Enhancement and Financing Security Agreement dated May 20, 2010	10-K	9/28/10	10.8
10.10	Modification of Revolving Line of Credit Agreement dated May 20, 2010	10-K	9/28/10	10.9
10.11	Reger Warrant dated May 20, 2010	10-K	9/28/10	10.10
10.12	Reger Note dated February 18, 2011	10-Q	5/13/11	10.11
10.13	Reger Warrant dated February 18, 2011	10-Q	5/13/11	4.2
10.14	Reger Stock Purchase Agreement dated February 18, 2011	10-K	9/28/11	10.15
10.15	Reger Note dated March 29, 2012	10-K	9/28/12	10.12
10.16	Reger Note dated December 27, 2012	10-Q	2/11/13	10.2
10.17	Reger Note dated February 1, 2013	10-Q	2/11/13	10.3
10.18	Lincoln Park Purchase Agreement dated September 1, 2010	8-K	9/7/10	10.1
10.19	Lincoln Park Registration Rights Agreement dated September 1, 2010	8-K	9/7/10	10.2
10.20	Lincoln Park Warrant dated September 1, 2010	8-K	9/7/10	10.3
10.21	Lincoln Park Purchase Agreement dated January 4, 2012	8-K	1/6/12	10.1
10.22	Lincoln Park Registration Rights Agreement dated January 4, 2012	8-K	1/6/12	10.2
10.23	Lincoln Park Termination Agreement dated January 3, 2012	8-K	1/6/12	10.3
10.24	Hull Promissory Note	S-1	1/6/12	10.21
10.25	TFISA Distribution Agreement**	10-Q	2/14/12	10.2
10.26	Amendment No.1 to the TFISA Distribution Agreement**	10-Q	2/14/12	10.3
10.27	Eisenberg Promissory Note	S-1/A	3/13/12	10.24
10.28	Form of Convertible Note – Private Placement	10-Q	5/11/12	10.1

10.29	Ingarra Termination and Release Agreement	10-Q	5/13/13	10.4
10.30	Reger Convertible Note dated July 11, 2013	S-1	8/5/13	10.30
14.1	Code of Ethics	10-K	9/29/08	14.1
21.1	List of Subsidiaries	10-K	9/28/12	21.1
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Nason, Yeager, Gerson White & Lioce, P.A.				***

———————

*

Management compensatory agreement.

**

Filed pursuant to a confidential treatment request. Portions of the exhibit have been omitted pursuant to the request for confidential treatment.

***

Contained in Exhibit 5.1.